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                     DOMINION AUTOMOBILE ASSOCIATION LIMITED
Confidential

March 9,1998

Westminster Mercantile Inc.
201 King Street
London, Ontario
N6A 4T3
Attention:        Mr. Robert W. Trollope, President

Dear Sir:

         Re. Purchase by Dominion Automobile Association Limited(the "Buyer") from Westminster Mercantile Inc. (the "Seller") of the Assets of the Seller Used by the Seller in Conducting its Dominion Automobile Association, North American Automobile Association-Zellers Division, Dominion Automobile Association International Travel Agency and Printing Businesses (Collectively, the "Businesses")

Unless otherwise defined in the body of this letter agreement, all capitalized terms shall have the respective meanings attributed to them in Schedule "A".

1.       Offer to purchase.

a. Purchased Assets and Assumed Liabilities. The Buyer acknowledges having received the Seller's unaudited financial information with respect to the Businesses for the four (4) consecutive 12-month periods, the last one ended November 30, 1997, a copy of which is annexed as Exhibit "I" to Schedule "A" hereto. Subject to the terms of this letter agreement and in reliance on the representations and warranties set out in the certificate of the Seller and Robert W. Trollope to be delivered on Closing, a copy of which appears as Schedule "B" to this letter agreement, the Buyer hereby offers:

         i.       to purchase from the Seller:

                  A. the lands and premises municipally known as 201 King Street, London, Ontario constituting the Real Property;

                  B. the leases of premises occupied by the Seller in Saint John, New Brunswick and St Foy, Quebec (the "Leases");

                  C. all of the property and assets of the Seller used by it in conducting its Dominion Automobile Association ("DAA") business (the "DAA



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         Assets"), all of which is located at the Real Property or at either of the premises subject to the Leases, and includes the tangible property and assets listed in Schedule "C" hereto;

D. all the property and assets used by the Seller in conducting its North American Automobile Association Zellers Division ("NAAA") business (the "NAAA Assets"), all of which is located at the Real Property and includes the tangible property and assets listed in Schedule "D" hereto;

E. all the property and assets of the Seller used by it in conducting its Dominion Automobile Association International Travel Agency ("ITA") business (the "ITA Assets"), all of which is located at the Real Property and includes the tangible property and assets listed in Schedule "E" hereto;

F. all the property and assets of the Seller used by it in conducting its printing business (the "Printing Assets"), all of which is located at the Real Property and includes the tangible property and assets of the Seller listed in Schedule "F" hereto;

G. the trade marks, logos, business styles and names used by the Seller in carrying on any of the Businesses and all know how forming part of the DAA Assets, the NAAA Assets and the "ITA" Assets, as the case may be (the "Intellectual Property");

H. all accounts receivable for each of the Businesses outstanding as at the close of business on the Effective Date (the "Receivables"); and

I. without in any way limiting the right of the Buyer to any other reserve, adjustment or recovery in respect of any of the Businesses, all experience-rated refunds payable by Mutual Life of Canada in respect of any insurance taken out and maintained by the Seller with Mutual Life of Canada at any time and from time to time for the benefit of the DM members, Seller employees or otherwise in respect of any of the Businesses, together with the benefit of all revenues and receipts from all business and transactions conducted by the Businesses from and after the Effective Date until the Time of Closing as hereinafter provided (collectively, the "Purchased Assets"); and


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         ii.      to assume, pay, satisfy, discharge, perform and fulfill:

                  A. from and after the Effective Date only those liabilities and obligations of the Seller to the extent that they relate to any of the Businesses, the Purchased Assets (provided such liabilities affecting the Purchased Assets relate to their use as part of the Businesses), and any contracts, commitments and agreements to be assigned to the Buyer pursuant to subsection 1.a., including, without limitation, as summarized and forming the assumed liabilities set out in the Statement of Adjustments annexed hereto as Schedule "K", together with such payments that have been made that have not yet cleared the respective bank account but have been recognized in creating the cash (general ledger) for such account, and all experience-rated payments or adjustments payable to Mutual Life of Canada in respect of any insurance taken out and maintained by the Seller with Mutual Life of Canada at any time and from time to time for the benefit of the DAA members, Seller employees or otherwise in respect of any of the Businesses; and

                  B. all expenses, outgoings and liabilities made or incurred in carrying on the Businesses in the ordinary and usual course from and after the Effective Date until the Time of Closing,

                  (collectively, the "Assumed Liabilities"). From and after Closing, the Buyer hereby indemnifies and saves the Seller harmless from and against any liabilities (whether accrued, actual, contingent or otherwise), claims and demands whatsoever in connection with the Assumed Liabilities. Unless, but only to the extent that it is immediately disputed in writing (any such disputed amount to be subject to arbitration, as hereinafter provided), the Buyer agrees to remit payment to the Seller forthwith upon the Seller advising the Buyer in writing of any such claims, demands, costs, expenses and losses so incurred or suffered by the Seller, for an aggregate purchase price equal to SIX MILLION ONE HUNDRED THOUSAND ($6,100,000.00) DOLLARS (the "Purchase Price"), subject to any Purchase Price adjustments contemplated by the terms of this letter agreement. At closing, the Buyer shall pay to the Seller the amount of FIVE MILLION ($5,000,000.00) DOLLARS (the "Closing Date Payment") by immediately available funds.

b.       Exclusions. Etc. For greater certainty, the parties agree that:


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i.       the Purchased Assets include:

         A. all cash on deposit with the Seller's bankers as at the opening of business on Monday, March 2, 1998 which relate to the Businesses; and

         B.       the Receivables;

ii. the NAAA Assets include only those assets of the Seller used by it in conducting its business with Zellers, and the definition of NAAA Assets excludes all other property of the Seller;

iii.     the Purchased Assets do not include:

         A. that certain vacant real property located in the Province of Quebec and owned by the Seller;

         B. any property and assets of the Seller not used in any of the Businesses, including, without limitation, the Seller's investment portfolio, and any loans by the Seller to employees and field agents of the Businesses (which loans shall not include any advances against commissions to field agents outstanding at the Effective Date properly recorded on the books and records of the Seller) (the "Seller Loans"), which investment portfolio and Seller Loans shall be retained by the Seller; and

         C. the personal property and chattels specifically identified as assets of the Seller excluded from the Purchased Assets as set out in each of Schedules "C", "D", "E" and "F" ; and

iv.      the Assumed Liabilities do not include:

         A. any of the expenses and liabilities, whether or not recorded on the books of the Seller, which do not relate to the Businesses as acquired by the Buyer, including without limiting the generality of the foregoing, all club expenses, corporate credit cards and charges, automobile leases, automobile insurance, gas cards and charges, and similar perks and benefits; or

         B. insurance on the building and improvements located on the Real Property.

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c. Receivables. The Seller agrees to assign the Receivables to the Buyer on
Closing and to provide a complete and accurate list of all the Receivables to the Buyer, together with such authorizations as may be necessary to negotiate any cheques, automatic deposits or other payment procedures used by the Seller in respect of any of the Receivables or payments from any of the customers of any of the Businesses. Each party acknowledges that from and after Closing it may come into the possession of funds that are the property of the other party. Each party agrees to account to the other party in a timely manner for any such funds of the other coming into its possession or control.

d. Allocation of the Purchase Price. The Buyer and Seller agree to allocate (and to report the sale and purchase of the Purchased Assets for all federal, provincial and local tax purposes in a manner consistent with such allocation) the Purchase Price for accounting purposes among the Purchased Assets on the following basis: (i) SIX MILLION ONE HUNDRED THOUSAND ($6,100,000.00) DOLLARS to goodwill, (ii) SEVEN HUNDRED AND FIFTY THOUSAND ($750,000.00) DOLLARS to the Real Property (subject to the post-Closing adjustment herein provided), (ii) THREE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND EIGHTY ($336,480.00) DOLLARS to the tangible personal properly forming part of the Purchased Assets, and (iv) as to the balance, to the remaining assets being acquired and liabilities being acquired and assumed by the Buyer under the terms of this letter agreement The Buyer and Seller agree to cooperate and to act reasonably in agreeing as to any more particular allocations which may be required within the general allocations referred to above.

e. Interest Payment. The Buyer agrees to pay to the Seller on or before the time of payment of the final adjustment as provided for in subsection 9.f. herein an amount in respect of interest which the Seller would have earned on the Closing Date Payment had the transaction contemplated by this Letter Agreement closed on the Effective Date (the "Interest Payment"). The Interest Payment shall be calculated by multiplying the amount of the Closing Date Payment by the daily rate equivalent of the Royal Bank of Canada prime rate plus one percent (1%) per annum times the number of days from the Effective Date to the Closing Date.

2. Binding Agreement. Each of the parties acknowledges that this offer shall constitute a binding agreement of purchase and sale for the Purchased Assets only if this offer is accepted by the Seller, as provided below, and the obligations of each of the parties to complete the transactions contemplated by this letter agreement on Closing shall be subject to satisfaction (or waiver by the party in question, as hereinafter provided) of each of the conditions precedent to Closing set out in section 6 of this offer (the "Conditions") for the benefit of the party in question.

3. Time and Place of Closing. The closing (the "Closing") shall take place on the Closing Date at the offices of Harrison, Elwood, 450 Talbot Street, London, Ontario, at



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12:30p.m., London time (the "Time of Closing"), or at such other time and place as the parties mutually agree in writing.

4. Covenants of the Seller.

a. Operation of the Businesses During the Interim Period. The Seller hereby confirms to the Buyer that for the period beginning December 1,1997 and ending at the Time of Closing (the "Interim Period"), it will have:

         i.       operated each of the Businesses in the normal course;

         ii. given the Buyer and its representatives complete access to all of the books,records, properties, contracts and commitments of the Businesses; and

         iii. instructed and authorized its auditors and lawyers to co-operate with the Buyer and its representatives and to provide all such information relating to each of the Businesses as reasonably requested by them.

b. Accounting for Certain Interim Period Operations Post-Closing. The management and operation of each of the Businesses (other than the ITA Business) by the Seller (which Seller warrants to have carried on in the ordinary and usual course) from and after the Effective Date shall be for the account of Buyer, and, as set out above, the Buyer shall be entitled to the benefit of all revenues and receipts from all transactions from and after the Effective Date until the Time of Closing and shall be responsible for all expenses, outgoings and liabilities made or incurred by the Seller in carrying on the Businesses (other than the ITA Business) in the ordinary and usual course of business from and after the Effective Date until the Time of Closing. Seller shall not charge any fees and expenses, including those to its solicitors, relating to the sale of the Businesses (other than the ITA Business) against any such revenues and receipts, all of which expenses shall be to the sole account of the Seller. If the difference between all such revenues and receipts from all of the Businesses (other than the ITA Business) from and after the Effective Date to the Time of Closing and the said reasonable expenses, outgoings and liabilities from and after the Effective Date to the Time of Closing is a positive number, the Seller shall pay an amount equal thereto to the Buyer within ten (10) Business Days immediately following Closing, as contemplated by subsection 9.i. of this letter agreement. If the difference is a negative number, the Buyer shall pay an amount equal thereto to the Seller within ten (10) Business Days immediately following Closing, as contemplated by subsection 9.i. of this letter agreement.

c. Accounting for ITA Business Interim Period Operations Post-Closing. The Seller agrees to act as the Buyer's agent in operating the ITA Business until such time as the Buyer qualifies under all applicable laws to conduct the business of a travel agent with the



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right and capacity to make airline ticket bookings from the Real Property, in keeping with the manner in which the ITA Business is presently conducted by the Seller. To the extent permitted by law, the Seller agrees to manage and to operate the ITA Business in the ordinary and usual course from and after the Effective Date to the date on which the Buyer so qualifies to conduct the ITA Business (the "ITA Qualification Date") for the account of Buyer. The Buyer shall be entitled to the benefit of all revenues and receipts from all transactions from and after the Effective Date until the ITA Qualification Date and shall be responsible for all expenses, outgoings and liabilities made or incurred by the Seller in carrying on the ITA Business in the ordinary and usual course of business from and after the Effective Date until the ITA Qualification Date. If the difference between all such revenues and receipts from the ITA Business from and after the Effective Date to the ITA Qualification Date and the said reasonable expenses, outgoings and liabilities from and after the Effective Date to the ITA Qualification Date is a positive number, the Seller shall pay an amount equal thereto to the Buyer within ten (10) Business Days immediately following the ITA Qualification Date, as contemplated by subsection 9.h. of this letter agreement. If the difference is a negative number, the Buyer shall pay an amount equal thereto to the Seller within ten (10) Business Days immediately following the ITA Qualification Date, as contemplated by subsection 9.h. of this letter agreement. The Buyer will use its best efforts to make all necessary applications and take and do all things necessary to so qualify to conduct the ITA Business and to keep the Seller informed as to its progress with the intent that such qualification shall be in place on or before the date of the final order or decision referred to in subsection 9.f. of this letter agreement.

d. Seller Loans. From and after Closing, the Buyer will not permit any deductions from wages, salaries or commissions paid by it to any of its employees or field agents of charges or other payments relating to any outstanding and unpaid Seller Loan. From and after Closing, the Seller hereby indemnifies and holds the Buyer harmless from and against all actions, causes of action, claims, demands, costs, expenses and losses of every nature whatsoever incurred by the Buyer arising out of the creditor-debtor relationship between the Seller and any of its past employees or field agents in respect of any Seller Loan. The Seller hereby acknowledges that the Buyer has not guaranteed payment or collection of any of the Seller Loans. The Seller undertakes to obtain such written acknowledgments from the debtors under the Seller Loans addressed to the Buyer as the Buyer may reasonably require from time to time following Closing. Unless, but only to the extent that it is immediately disputed in writing (any such disputed amount to be subject to arbitration, as hereinafter provided), the Seller agrees to remit payment to the Buyer forthwith upon the Buyer advising the Seller in writing of any such claims, demands, costs, expenses and losses so incurred or suffered by the Buyer.

e. Seller Indemnity Re. Certain Trade-Mark Infringement Claims From and after Closing, the Seller hereby indemnifies and holds the Buyer harmless from and against all

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actions, causes of action, claims, demands, costs, expenses and losses of every nature whatsoever incurred by the Buyer arising out of any claim by either the American Automobile Association or the Canadian Automobile Association that any registered or unregistered trade-mark used by the Seller in any of the Businesses, as such trade-marks are used by the Seller at the Closing Date, infringes the intellectual property owned by either the American Automobile Association or the Canadian Automobile Association or constitutes passing-off by the Seller. Unless, but only to the extent that it is immediately disputed in writing (any such disputed amount to be subject to arbitration, as hereinafter provided), the Seller agrees to remit payment to the Buyer forthwith upon the Buyer advising the Seller in writing of any such claims, demands, costs, expenses and losses so incurred or suffered by the Buyer.

f. Seller Indemnity for Termination Expenses. In furtherance of the matters contemplated by subsection 5.e. hereof, the Seller hereby assumes full responsibility for any costs, claims, demands and expenses (the "Termination Expenses") incurred by either the Seller or the Buyer and arising out of the termination of the Excluded Field Agent contracts, and the Seller hereby indemnifies and holds the Buyer harmless from and against all actions, causes of action, claims, demands, costs, expenses and losses of every nature whatsoever incurred by the Seller arising out of the termination of the contractual or other arrangements with the Excluded Field Agents. Unless, but only to the extent that it is immediately disputed in writing (any such disputed amount to be subject to arbitration, as hereinafter provided), the Seller agrees to remit payment to the Buyer forthwith upon the Buyer advising the Seller in writing of any such claims, demands, costs, expenses and losses so incurred or suffered by the Buyer.

g. Robert Trembley. The Seller agrees that it shall be solely responsible for dealing with the claim by Robert Trembley against the DAA Business and the health coverage provided to DAA field agents by Mutual Life Insurance Company, and to hold each of the Buyer and Mutual Life Insurance Company harmless from any costs, demands, expenses, claims, actions and causes of action arising out of the claims made by Robert Trembley. The advance to Robert Trembley by the Seller shall be excluded from the Receivables and shall be retained by the Seller.

5. Covenants of the Buyer. The Buyer hereby covenants with the Seller:

         a. To Pay the Purchase Price. To pay the Purchase Price at the time and in the manner provided for in section 8 of this letter agreement subject to the satisfaction (or waiver by the party in question, as hereinafter provided) of each of the Conditions on Closing, and subject to any escrow or Purchase Price adjustments contemplated by the terms of this letter agreement;

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         b.       To Pay Applicable Sales Taxes. The Buyer shall be liable for and shall pay all federal and provincial sales taxes (including any tax imposed by the Retail Sales Tax Act (Ontario)) and all other taxes, duties, fees or other like charges of any jurisdiction property payable in connection with the transfer of the Purchased Assets by the Seller to the Buyer) save and except for land transfer tax payable on the transfer of the Real Property;

         c. To Give Notice to Investment Canada. On the acceptance of this offer by the Seller, to provide notice of this transaction to Industry Canada if required by the Investment Canada Act, and comply with the requirements (if any) imposed on the Buyer under the said Act and to deliver to the Seller a copy of the response letter from Industry Canada under the Investment Canada Act;

         d. To Make Offers of Employment to Seller Employees. On the Closing Date, to offer employment to all employees of the Seller on terms and conditions no less favorable than those by which such employees are employed by the Seller; provided, the parties agree as follows:

                  i. the Buyer agrees to continue the employment of each of Heath Trollope, Kent Trollope and Todd Lewicki (the "Retained Employees") from and after Closing; and

                  ii. if at any time within one (1) year following Closing the Buyer determines for any reason whatsoever to terminate the employment of all or any of the Retained Employees, then for each Retained Employee, the Buyer agrees to give written notice to the Seller of the Buyer's intention to terminate the employment of the affected Retained Employee. The Buyer agrees to consult with the Seller on the manner in which the affected Retained Employee is to be notified and otherwise dealt with on termination of his employment The Seller agrees that the sole responsibility of the Buyer to any Retained Employee whose employment is so terminated shall be limited to two weeks' wages or two weeks' notice in lieu thereof, and the Seller hereby indemnifies and holds the Buyer harmless from and against all actions, causes of action, claims, demands, expenses, costs and losses of every nature whatsoever incurred by the Buyer arising out of the termination of the employment of any of the Retained Employees within the said one (1) year period following Closing (apart from the said two weeks' wages or notice in lieu thereof), and agrees to pay all other costs, claims, demands and expenses

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                           incurred by the Buyer in terminating the employment
                           of all or any of the Retained Employees. Unless, but only to the extent that it is immediately disputed in writing (any such disputed amount to be subject to arbitration, as hereinafter provided), the Seller agrees to remit payment to the Buyer forthwith upon the Buyer advising the Seller in writing of any such claims, demands, costs, expenses and losses so incurred or suffered by the Buyer;

         e.       Re. Excluded Field Agents. within 30 days of Closing, the
                  Buyer shall:

                  i. identify in writing by notice to the Seller the names of not more than 40 field agents (generally from the group of field agents with low 1997 commissions earned) whose contracts it proposes to terminate (the "Excluded Field Agents");


                  ii. deliver notices of termination of the contracts with the Excluded Field Agents in such form as the parties shall agree, acting reasonably; and

                  iii. deliver such notices to the other field agents engaged in the conduct of any of the Businesses as the Buyer in its sole discretion may determine; and

         f. Re. Office Use Following Closing. The Buyer agrees to permit Mr. Robert W. Trollope to use during normal business hours during the 90 days immediately following Closing an office in the building on the Real Property designated by the Buyer.

6. Conditions of Closing. The parties agree that the only conditions precedent to the closing of the transactions contemplated by this letter agreement shall be:

         a. Compliance with Planning Act (Ontario). For the benefit of both of the parties, compliance with the provisions of the Planning Act (Ontario) with respect to the purchase of the Real Property;

         b. For the Benefit of the Buyer. For the benefit of the Buyer, it being understood that these conditions are included for the exclusive benefit of the Buyer and may be waived in writing in whole or in part by the Buyer:

                  i. receipt of the deliveries contemplated by section 7 of this letter agreement;


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                  ii.      that the Seller is at Closing not in breach of any
                           material covenant, representation or warranty given by it to the Buyer;

                  iii. that during the Interim Period, there shall have been no material adverse change in any of the Businesses;

                  iv. that at Closing, the Buyer shall receive a transfer of the Real Property in registerable form, free and clear of any and all Liens, apart from Permitted Encumbrances, and the Seller shall have provided answers (satisfactory to the Buyer, acting reasonably) to any proper requisitions by the Buyer as to title to the Real Property;

                  v. receipt of a Phase 1 environmental report on the Real Property acceptable to the Buyer (the "Phase 1 Report");

                  vi. receipt of an undertaking by the Seller to the Buyer to cause to be filed a notice of discontinuance of Action No.22363 issued out of Ontario Court of Justice (General Division) London commenced by North American Automobile Associate Limited against Zellers Inc.;

                  vii. receipt of evidence satisfactory to the Buyer relating to the status (and the potential effect on the Businesses) of any claims by the American Automobile Association, the Canadian Automobile Association or others against the Seller that the Seller is infringing the trade marks, intellectual property or the goodwill of any such claimant;

                  viii. production by the Seller of a copy (or copies) of the business licence(s) or permit(s) issued to it in 1983 (or thereafter) permitting the Seller to use the building situate on the Real Property for each of the Businesses or evidence satisfactory to the Buyer that the current uses of the ground floor of the building constitute legal non-conforming uses under applicable City of London by-laws; and

                  ix. delivery of assignments and transfers of all the the Purchased Assets other than the Real Property, free and clear of any and all Liens, apart from Permitted Encumbrances; and

         C. For the Benefit of the Seller. For the benefit of the Seller, it being understood that these conditions are included for the exclusive benefit of the Seller and may be waived in writing in whole or in part by the Seller:


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                  i.       receipt of the deliveries contemplated by section 8
                           of this letter agreement;

                  ii. receipt of the Seller's $1,000,000 letter of credit posted with Beneficial Canada Inc. or other arrangement in respect thereof satisfactory to the Seller, acting reasonably;

                  iii.     receipt of payment of the Closing Date Payment; and

                  iv. the Buyer not being in breach of any material covenant, representation or warranty given by it on Closing.

7. Deliveries by the Seller on Closing. On Closing, the Seller agrees to cause to be executed and delivered to the Buyer (or cause to be done) each of the following:

         a. the joint and several representation and warranty certificate and indemnity by the Seller and Robert W. Trollope in favour of the Buyer in the form annexed as Schedule "B" to this letter agreement;

         b. joint election of the Buyer and the Seller under section 167 of the Excise Tax Act (Canada) executed by the Seller;

         c. a transfer to the Buyer in registerable form of title to the Real Property, as aforesaid;

         d. certified cheque for $9,725.00 of the Seller payable to the Ontario Minister of Finance representing the tax payable under the Land Transfer Tax Act (Ontario) on the purchase of the Real Property;

         e.       a statutory declaration of an officer of the Seller re.
                  section 116 of the Income Tax Act (Canada);

         f. a statutory declaration of possession of a senior officer of the Seller with respect to the Seller's use and occupation of the Real Property;

         g. Excise Tax Act (Canada) goods and services tax certificate executed by the Buyer with respect to the Real Property;

         h. Buyer Real Property utilities and realty tax undertaking to readjust, bill of sale and warranty; provided the foregoing shall be without duplication of any adjustment to the purchase price for the Real Property arising out of




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                  subsection 9.g. of this letter agreement;

         i.       conditional assignments to the Buyer of each of the Leases;

         j. an undertaking by the Seller to use its best efforts to obtain consents of each of the subject landlords to the assignment of the Lease in question; provided the Seller shall not be otherwise obligated to the Buyer if such consents are not obtained and an undertaking by the Seller to cause a notice of discontinuance of Action No.22363 against Zellers to be filed;

         k. an assignment to the Buyer of the DAA membership contracts and rights;

         l. individual conditional assignments to the Buyer of the DAA corporate agent contracts;

         m. an assignment to the Buyer of DAA field agents contracts and rights;

         n. an assignment to the Buyer of DAA service provider and supplier contracts;

         o.       a general conveyance to the Buyer of the other DAA Assets;

         p.       a general conveyance to the Buyer of the other NAAA Assets;

         q.       a general conveyance to the Buyer of the other ITA Assets;

         r.       a bill of sale in favour of the Buyer of the Printing Assets;

         s. Retail Sales Tax Act (Ontario) section 6 certificate in respect of the Seller;

         t. trade-mark assignment to the Buyer in registrable form of all registered trademarks used by the Seller in any of the Businesses;

         u. trade-mark and trade name assignment to the Buyer of all other Intellectual Property;

         v. joint waiver of the Buyer and the Seller of compliance with the Bulk Sales Act (Ontario) executed by the Seller;

         w. assignment to the Buyer of all rights of the Seller under certain assumed insurance policies, pension and other benefit plans by way of novation, and the transfer of all funds in respect of any of the foregoing, including those funds deposited with Royal Bank of Canada as at the Time of Closing and on the ITA Qualification Date, as the case may be;

         x.       transfer of interests in deposits and claims re. ITA Business;

         y. a transfer of the Receivables, together with a list of the names and addresses of the subject account debtors, the balance owed, the method of payment, advice in respect of payment arrangements concerning potential future renewals, and appropriate powers of attorney and authorizations (as reasonably required);

         z. copy of a financing statement registered under the Personal Property Security Act (Ontario) with respect to the foregoing absolute assignment of accounts;

         aa. joint election of the Buyer and the Seller under section 22 of the Income Tax Act (Canada) in respect of the Receivables executed by the Seller, such signed election to be held pending receipt of the report of the auditors contemplated by section 9 hereof;

         bb. statements for discharge purposes and discharges in registerable form from each person holding a Lien on any of the Purchased Assets, other than a Permitted Encumbrance;

         cc. a certified copy of a special resolution of the Seller authorizing the sale of the Purchased Assets to the Buyer and the execution and delivery of this letter agreement, and all documentation ancillary thereto, including all transfers, assignments, general conveyances and other documentation necessary to convey the Purchased Assets to the Buyer;

         dd. opinion of counsel to the Seller in the form annexed hereto as Schedule "G";

         ee. possession and control of the Purchased Assets and all books, records, contracts and commitments, in the possession or under the control of the Seller and relating to any of the Businesses;

         ff.      Seller receipt for the Closing Date Payment;

         gg.      copy of the Real Property price adjustment agreement referred to in subsection 9.g., executed by the Seller; and
         hh.      payment to the Buyer of the Adjustment Prepayment; and

         ii. such further and other documentation, including appropriate statutory elections, as may be reasonably required by the Buyer to complete the transactions contemplated by this letter agreement.

8. Deliveries by the Buyer on Closing. On Closing, the Buyer agrees to execute and deliver to the Seller (or cause to be done) each of:

         a. a representation and warranty certificate and indemnity of the Buyer in the form annexed as Schedule "H" to this letter agreement;

         b. joint election of the Buyer and the Seller under section 167 of the Excise Tax Act (Canada) executed by the Buyer;

         c. joint election of the Buyer and the Seller under section 22 of the Income Tax Act (Canada) in respect of the Receivables executed by the Buyer, such signed election to be held pending receipt of the determination of the auditors in respect of the matters contemplated by section 9 hereof;

         d. offers of employment to each of the employees of the Seller executed by the Seller;

         e. copies of consulting agreements between the Buyer and each of Robert W. Trollope, Joseph Lewicki and Cliff Ingram:

         f. Seller Real Property utilities and realty tax undertaking to readjust; provided the foregoing shall be without duplication of any adjustment to the purchase price for the Real Property arising out of subsection 9.g. of this letter agreement;

         g. an assumption agreement in respect of the Assumed Liabilities and indemnity of the Seller with respect to claims by creditors of any of the Businesses (which claims form part of the Assumed Liabilities), including, to the extent that they are in respect of claims forming part of the Assumed Liabilities, claims arising out of the parties' non-compliance with the Bulk Sales Act (Ontario), both duly executed by the Buyer;

         h. certified copy of a resolution of the board of directors of the Buyer authorizing the purchase of the Purchased Assets from the Seller, the execution and delivery of this letter agreement, and all documentation ancillary thereto;

         i. an opinion of counsel to the Buyer in the form annexed as Schedule "I" to this letter agreement;

         j.       payment to it of the Closing Date Payment;

         k. joint waiver of the Buyer and the Seller of compliance with the Bulk Sales Act (Ontario) executed by the Buyer;

         l. copy of the Real Property price adjustment agreement referred to in subsection 9.g., executed by the Seller;

         m.       Buyer receipt for the Adjustment Prepayment; and

         n. such further and other documentation, including appropriate statutory elections, as may be reasonably required by the Seller to complete the transactions contemplated by this letter agreement.

9.        Purchase Price Adjustment.

a. Estimated Adjustment at Closing. The Purchase Price shall be adjusted based on the value of the assets being acquired by the Buyer and the liabilities being assumed by the Buyer as at February 28th, 1998 (the "Effective Date'). To the extent that the value of such assets exceeds the value of such liabilities as at the Effective Date, the Purchase Price shall be adjusted upwards by the amount of such difference and to the extent that the value of such liabilities exceeds the value of such assets as at the Effective Date, the Purchase Price shall be adjusted downwards by the amount of such difference. For the purposes of Closing, in particular, the determination of the amount of the Closing Date Payment the Buyer and Seller have estimated a downward adjustment (i.e. value of liabilities exceeds value of assets) to the Purchase Price of ONE MILLION ONE HUNDRED THOUSAND ($1,100,000.00) DOLLARS (the "Estimated Adjustment"). In addition, the Seller agrees to pay to the Buyer on Closing the amount of THREE HUNDRED THOUSAND ($300,000.00) DOLLARS representing a prepayment for the final adjustment to be made pursuant to the provisions hereof (the "Adjustment Prepayment").

b. Statement of Adjustments. Schedule "K" attached hereto sets out the form of Statement of Adjustments to be utilized by the parties in making the adjustments to the Purchase Price provided for herein. Set out on such Statement of Adjustments is the list of those assets and liabilities forming part of the Purchased Assets and Assumed Liabilities which will be subject to adjustment and also sets out the value of such assets and liabilities as at November 30,1997 and as at January 31, 1998, as determined from the books and records of the Seller.

c. Tangible Personal Property. Also set out on the Statement of Adjustments are agreed values for furniture and equipment, and the mainframe computer as at the Effective Date which the Buyer and Seller have agreed shall not be subject to any adjustment.

d. Adjustment Determination. As soon as possible subsequent to the Closing Date, but in no event later than sixty (60) days following the Closing Date, the Statement of Adjustments shall be prepared by the Buyer by setting out the values as at February 28, 1998 of the assets and liabilities listed on the Statement of Adjustments. Such values shall be determined in accordance with generally accepted accounting principles consistently applied, using methodologies consistent with those employed historically by the Seller, in particular the methodologies employed by the Seller in determining the values of such assets and liabilities as at November 30th, 1997 and as at January 31, 1998 which were recorded in the books and records of the Seller. For greater certainty, provisions for claims and deferred revenue shall be determined for the purposes of the Statement of Adjustments based on methodologies consistent with those employed historically by the Seller, and adjustments shall be made without duplication of the adjustments made pursuant to the mutual undertakings to adjust in respect of utilities, etc. exchanged between the parties at Closing and any adjustment to the price for the Real Property under subsection 9.g. of this letter agreement. For greater certainty, in the determination of the Payable Mutual Life reflected in Schedule 'K', all Mutual Life experience-rated refunds shall be properly reflected on the Schedule 'K' Statement of Adjustments in accordance with generally accepted accounting principles. No actual cheque or bank draft was received by DAA in the month of February, 1998.

e. Access to Information. The Seller and its auditors shall be entitled to review and assist in the preparation of the Statement of Adjustments and to have access to and to receive copies of the working papers for the Statement of Adjustments prior to its finalization. In the event of a dispute between the Buyer and the Seller as to any of the values as at February 28, 1998 set out in the Statement of Adjustments, such dispute shall be resolved by arbitration in accordance with the provisions of subsection 14.f. herein.

f. Timing of Any Adjustment Payment. Within seven (7) days of the date on which the Buyer and Seller have agreed to the Statement of Adjustments as evidenced by the signature of duly authorized officers of the Buyer and Seller on the Statement of Adjustments, or within seven (7) days of any final order or decision in respect of the adjusted purchase price rendered by an arbitrator, the Buyer and Seller agree to make any payment which may be required as follows:

         i. if the amount by which the value of the liabilities exceed the value of the assets as at February 28th, 1998 as set out on the Statement of Adjustments is greater than the aggregate of the Estimated Adjustment and the Adjustment Prepayment, the Seller shall pay to the Buyer, in immediately available funds, the amount of such difference; and

         ii. if the amount by which the value of the liabilities exceed the value of the assets as at February 28th, 1998 as set out on the Statement of Adjustments is less than the aggregate of the Estimated Adjustment and the Adjustment Prepayment, the Buyer shall pay to the Seller, in immediately available funds, the amount of such difference.

g. Real Property Price Adjustment. In order to determine the value of the Real Property as at the Effective Date, the Buyer and Seller have agreed to utilize the procedure set forth in the agreement attached hereto as Schedule "L". The Buyer and Seller agree that the value of the Real Property determined in accordance with such procedure shall be the value of the Real Property for the purposes of the Statement of Adjustments.

h. Timing of ITA Business Interim Period Payment. Immediately following the ITA Qualification Date, representatives of the Buyer and Seller will review the books and records relating to the conduct of the ITA Business during the period between the Effective Date and the ITA Qualification Date and make a determination in writing within 10 Business Days of the ITA Qualification Date of the adjusting payment if any) to be made by the Buyer or the Seller, as the case may be under the provisions of subsection 4.c. of this letter agreement.

i. Timing of Other Interim Period Payment. Immediately following Closing, representatives of the Buyer and Seller will review the books and records relating to the conduct of the Businesses (other than the ITA Business) during the period between the Effective Date and the Closing Date and make a determination in writing within 10 Business Days of Closing of the adjusting payment (if any) to be made by the Buyer or the Seller, as the case may be under the provisions of subsection 4.c. of this letter agreement.

10. Health Tax Claim. The parties refer to the Health Tax Claim, acknowledge that each of the Buyer and the Seller has an interest in the outcome of the Health Tax Claim, and agree that the following provisions shall apply to the Health Tax Claim and the manner in which it shall be dealt with by the parties:

         a. All information concerning the Health Tax Claim shall be shared by the parties. Each party shall provide the other party reasonable access to its books and records relating to the HealthTax Claim at all times until a final determination is made in respect of Health Tax Claim.


         b. Following closing, representatives of the Buyer and the Seller shall meet and settle on an approach to the Health Tax Claim and the manner in which the defence shall be pleaded and prosecuted.

         c. If the parties cannot agree on any material element of the said defence to the Health Tax Claim, then the dispute shall be settled by arbitration under Schedule "J" to this letter agreement.

         d. If the Sellet wishes to accept written offer of settlement from the Ministry of Finance ("Ministry") in respect of the Health Tax Claim that the Buyer does not wish the Seller to accept, then the Buyer shall have the right to take an assignment of the Health Tax Claim by notice in writing to the Seller. Upon receipt of such notice in writing, the Seller shall pay the amount for which the Ministry offered to settle the claim (including costs, interest and penalties to the date of payment). The amount so paid by the Seller shall be paid to the Buyer's counsel to be held by such counsel in trust pending settlement or final determination of the Health Tax Claim, and to be paid to the Minister of Finance on the ultimate settlement or determination, or paid to the Buyer to the extent that the amount so held exceeds the amount then due to the Minister in respect of the Health Tax Claim. Upon receipt of such payment from the seller to counsel to the Buyer, the Buyer shall execute and deliver an indemnity (in form and substance acceptable to the Seller, acting reasonably) indemnifying the Seller from and against any losses, costs, demands, expenses, interest, penalties, and judgments arising out of the Health Tax Claim, and the Buyer shall have the right to defend, settle or otherwise deal with the Health Tax Claim from and after the date of assignment, without any input or notice to the Seller, save only the foregoing escrow arrangement and indemnity.

         e. The parties acknowledge and agree that, in order to preserve the appeal process initiated by the Seller in respect of the Health Tax Claim, the amount of One Hundred and Seventy-three Thousand One Hundred and Twenty-Nine Dollars and Fifty-Five Cents ($173,129.55) is required to be paid to the Ministry of Finance by March 14th, 1998. The Seller acknowledges that it has the responsibility to make such payment and it agrees to do so. The Buyer agrees that such payment shall be for the account of the Seller and should the Health Tax Claim be settled or resolved for any amount less than the amount of such payment, such excess shall be returned to the Seller for its account.

11. Non-Merger. The rights and obligations of the parties (apart from the Conditions) shall survive the closing of the transactions contemplated by this letter agreement, shall not merge on Closing or on the delivery of any documentation at or following Closing (whether or not provided for in this letter agreement), and shall remain binding on each of the parties hereto in accordance with their respective terms following Closing and any subsequent payment or other date for performance of any of the obligations by either party under the terms of this letter agreement

12. Termination. The obligation of the Buyer to purchase the Purchased Assets shall be subject to the satisfaction of each of the Conditions in its favour or waiver by it in writing of any such Condition not so satisfied. The obligation of the Seller to sell to the Buyer the Purchased Assets shall be subject to the satisfaction of each of the Conditions in its favour or waiver by it in writing of any such Condition not so satisfied. Each of the parties covenants and agrees to use all commercially reasonable efforts in the circumstances to satisfy the Conditions and to co-operate with the other party in its respective efforts to do so. If any of the Conditions is not met or waived by the party entitled to do so, then the obligations of each of the parties to complete the transactions contemplated by this letter agreement on Closing shall be at an end and of no further force or effect, and provided that such party has fulfilled its obligations under the -preceding sentence, no party shall be liable hereunder to the other party. The letter agreement may also be terminated by the mutual written consent of the Seller and the Buyer.

13. Schedules. The following are the schedules annexed to this offer and the terms of each such schedule is hereby incorporated by reference into (and shall be deemed to be part of) this letter agreement:

Schedule "A"          Certain Definitions
Schedule "B"          Seller and Robert W. Trollope Representation and Warranty
                      Certificate and Indemnity
Schedule "C"          DAA Assets
Schedule "D"          NAAA Assets
Schedule "E"          ITA Assets
Schedule "F"          Printing Assets
Schedule "G"          Opinion of Seller's Counsel
Schedule "H"          Buyer Representation and Warranty Certificate and
                      Indemnity
Schedule "I"          Opinion of Buyer's Counsel
Schedule "J"          Arbitration
Schedule "K"          Statement of Adjustments
Schedule "L"          Agreement Regarding Valuation of the Real Property

14. Miscellaneous

a. Own Expenses. Each of the Seller and the Buyer agrees to be responsible for its own legal and audit fees and other changes incurred in connection with the preparation and settlement of this letter agreement, all negotiations between the parties,due diligence. Each party confirms that there are no finder's or broker's fees payable in connection herewith and the consummation of the transactions contemplated hereby.

b. Further Assurances. Each of the Seller and the Buyer shall from time to time at the request and expense of the requesting party and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and such other documents and take such further action as the other may reasonably require to more effectively complete any matter provided for in this letter agreement or in any agreement or other document executed pursuant to this letter agreement or any of the respective obligations intended to be created thereby.

c. Entire Agreement. The offer and the documents referred to in it constitute the entire agreement between the Seller and the Buyer pertaining to the within transaction and supersede any prior or contemporaneous agreements, negotiations and discussions, whether written or oral. There are no representations, warranties, covenants, conditions or agreements between the Parties in connection with the within transaction except as expressly set forth in the offer or in any document expressly referred to in the offer. No amendment, waiver or termination of this letter agreement shall be binding unless executed in writing by each of the Seller and the Buyer and no such amendment or waiver shall extend to anything other than the specific subject matter thereof. The failure at any time of the Seller and the Buyer to insist on strict performance of any provision of this letter agreement shall not limit the ability of that party to insist at any future time whatsoever on the performance of the same or any other provision (except insofar as that party may have given a valid and effective written waiver or release).

d. Invalidity of Provisions. The invalidity or enforceability of any provision of this letter agreement shall not impair or affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provisions shall be deemed to be separate, severable and distinct. Any such invalid provision may be severed from the balance of this letter agreement, provided the intent of the parties is preserved in the remaining provisions hereof.

e. Time of the Essence. Time shall be of the essence of this letter agreement.

f. Arbitration. The parties agree that any dispute between them shall be dealt with in accordance with the provisions of Schedule "J" to this letter agreement.

g. Rights Cumulative. All rights and remedies of the parties under this letter agreement shall, except as otherwise specifically provided herein, be cumulative and non-exclusive of any rights or remedies which they may have by operation of law, or otherwise.

h. Survival. The termination of this letter agreement shall not affect or impair the powers, obligations, duties, rights and liabilities of the parties in any way or respect relating to any transaction or event Occurring prior to such termination.

i. Currency. All dollar amounts stated herein are expressed in terms of Canadian dollars and all payments herein shall be made in Canadian dollars.

j. Applicable Law. This letter agreement shall be governed by and construed in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

k. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivery personally or by courier, or (ii) sent by telecopier, addressed:

in the case of a notice to the Seller, as follows:

to each of Westminster Mercantile Inc. and Mr. Robert W. Trollope at

R.R. 1, Darwood
Hyde Park
Ontario. NOM 1ZO

with a copy to Mr. Peter Lockyer at
Messrs. Harrison, Elwood
Barristers & Solicitors
P.O. Box 3237
450 Talbot Street
London, Ontario. N6A 4K3

Fax No.: (519) 667-3362
and in the case of a notice to the Buyer, as follows:

5001 Yonge Street
Suite 1700
North York, Ontario
M2N 647


Attention:        David Blakely

Fax No.: (416) 733-7826

Any notice so given will be deemed conclusively to have been given and received on the day of delivery when so personally delivered; on the third day following the sending thereof by private courier, and on the same date when telecopied unless the notice is sent to the other party after 4:00 p.m. (Toronto time) in which case it will be deemed to have been given and received on the day after transmission. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

l. Successors and Assigns. This letter agreement shall become effective when it shall have been executed by the Seller and the Buyer and thereafter shall be binding upon and enure to the benefit of the Seller and the Buyer. Neither the Buyer nor the Seller may assign its rights or obligations hereunder without the express written consent of the other party.

m. Procedure on Indemnification. Any indemnification of the Buyer by the Seller contained in this Letter Agreement shall be subject to the procedure set out as subsection II. entitled "Notification of and Participation in Claims" appearing on page 10 of Schedule "B'"annexed to this Letter Agreement, with such changes as may be required by the context, in particular, there shall be only one Indemnitor which shall be the Seller.


                                      *****



This offer is irrevocable until noon on March 9, 1998, at which time if this offer has not been accepted by the Seller, it shall be deemed withdrawn and of no further force and effect. The transactions contemplated by this offer shall close on Monday, March 9, 1998 or on such other date as the Buyer and Seller may agree in writing (the "Closing Date"). The transaction shall be effective from and after 11:59 pm. on February 28, 1998.

Yours very truly,
DOMINION AUTOMOBILE ASSOCIATION LIMITED


Per:
         Name:    David Blakely
         Title:   Director
         I have authority to bind the Corporation


FOR VALUE RECEIVED, the undersigned hereby accepts the said offer and agrees to sell the Purchased Assets to the Buyer, subject to the terms of this offer and in reliance on the representations and warranties of the Buyer set out in the certificate to be delivered by it to the Seller on Closing, as above provided, this 9th day of March, 1998.


      Per: WESTMINSTER MERCANTILE INC.

      Name: Robert W. Trollope
      Title: President
      I have authority to bind the Corporation

                              Schedule "A" - Page 1



Where used in the annexed offer to purchase, the defined terms set out below shall have the following meanings:

"AAA Demand" has the meaning attributed to it in section 14 of Schedule 'B' to the letter agreement;

"Adjustment Prepayment" has the meaning attributed to it in subsection 9.a. of the letter agreement;

"Assumed Liabilities" has the meaning attributed to it in paragraph 1.a.ii. of the letter agreement;

"Business Day" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario on which financial institutions in Toronto, Ontario are open for business;

"Businesses" means, collectively, the Dominion Automobile Association business, North American Automobile Association-Zellers Division business, Dominion Automobile Association international Travel Agency business and the printing business conducted by the Seller;

"Buyer means Dominion Automobile Association Limited;

"Closing" means the completion of the transaction of purchase and sale contemplated by the letter agreement;

"Closing Date" has the meaning attributed to it on page 17 of the letter agreement;

"Closing Date Payment" has the meaning attributed to it in subsection 1 a. of the letter agreement;

"Conditions" has the meaning attributed to it in section 2 of the letter agreement;

"DAA" has the meaning attributed to it in subparagraph 1.a.i.C. of the letter agreement;

"DAA Assets" has the meaning attributed to it in subparagraph 1.a.i.C. of the letter agreement;

"DAA Business" means the Dominion Automobile Association business conducted by the Seller;

                              Schedule "A" - Page 2


"Effective Date" has the meaning attributed to it in subsection 9.a. of the letter agreement;

"Estimated Adjustment" has the meaning attributed to it in subsection 9.a. of the letter agreement;

"Excluded Field Agents" has the meaning attributed to it in subsection 5.e. of the letter agreement;

"Financial Information" means the Seller's unaudited financial information with respect to the Businesses for the four (4) consecutive 12-month periods, the last one ended November 30, 1997, a copy of which is annexed hereto as Exhibit A-2;

 "generally accepted accounting principles" means generally accepted accounting principles in Canada and statements and interpretations (if applicable) issued by the Canadian Institute of Chartered Accountants or any successor body in effect from time to time, unless otherwise stated;

"Health Tax Claim" means the claim against the Seller by the Minister of Finance under the Employer Health Tax Act (Ontario), file no. 46602;

"Intellectual Property" has the meaning attributed to it in subparagraph 1.a.i.G. of the letter agreement;

"Interest Payment" has the meaning attributed to it in subsection 1.e. of the letter agreement;

"Interim Period" has the meaning attributed to it in subsection 4.a. of the letter agreement;

"ITA" has the meaning attributed to it in subparagraph 1.a.i.E. of the letter agreement;

"ITA Assets" has the meaning attributed to it in subparagraph 1.a.i.E. of the letter agreement;

"ITA Business" means the Dominion Automobile Association International Travel Agency business conducted by the Seller;

"ITA Qualification Date" has the meaning attributed to it in subsection 4.c. of the letter agreement;

                              Schedule "A" - Page 3


"Leases" has the meaning attributed to it in subparagraph 1.a.i.B. of the letter agreement;

"Lien" means any bailment1 privilege, claim levy, execution, seizure, attachment, garnishment, security interest, purchase-money security interest, exception, reservation, right of pre-emption, ownership interest, mortgage, charge, hypothec, pledge, lien or other encumbrance whatsoever, whether fixed or floating and howsoever created or arising, or any security agreement, lease, sublease, conditional sale agreement, option, assignment, title retention agreement, or other agreement to create any of the foregoing;

"letter agreement" means the annexed offer to purchase;

"NAAA" has the meaning attributed to it in subparagraph 1.a.i.D. of the letter agreement;

"NAAA Assets" has the meaning attributed to it in subparagraph 1.a.i.D. of the letter agreement;

"NAAA Business" means North American Automobile Association-Zellers Division business conducted by the Seller;

"Permitted Encumbrances" means, with respect to the Purchased Assets: (a) mechanics', workers', repairmen's, employees' or other like Liens arising in the ordinary course of business; (b) any Lien in favour of any government or governmental authority for the taxes, assessments and governmental charges due and being diligently contested in good faith by appropriate proceedings (and adequate provision for the payment of which has been made); (c) Liens incurred and pledges and deposits made in connection with workmen's compensation, unemployment insurance, old age pensions and similar legislation; (d) security given in the ordinary course of business to a public utility or any municipal, governmental or public authority in connection with the current operations of the Businesses; (e) Liens arising out of the leasing and purchasing of personal property by the Businesses in the ordinary course of business or otherwise incurred by them for the purpose of securing the payment of any purchase price (or the financing or refinancing of any purchase price) of such assets, provided the charge therefor is limited to the assets in question and proceeds derived therefrom and further provided such liens have been disclosed in writing to the Buyer prior to Closing; (f) any Liens (apart from the foregoing and apart from those contemplated by paragraph nos. (g) and (h) below) that affect the Businesses or the purchased assets the aggregate value of which at Closing does not exceed the sum of $25,000; (g) Lien in favour of Dana Commercial Credit Canada Inc. and registered under the provisions of the Personal Property Security Act (Ontario) (the "PPSA") as File Number 837347544; and (h) with respect to the Real Property:

                               Schedule "A" Page 4


         i. the reservations, limitations, provisos and conditions expressed in the original patent from the Crown;

         ii. the exceptions and qualifications as set out in the Land Titles Act(Ontario);

         iii. the priority of any liens under the Construction Lien Act (Ontario) to the extent of any deficiency in the holdbacks required to be made under the said Act, if applicable;

         iv. any discrepancies and encroachments that might be revealed by an up-to-date survey. We refer to the survey of the Real Property prepared by Archibald, Gray & McKay Ltd., Bruce Baker O.L.S. dated February 19, 1998;

         v. any an all unregistered liens, charges, adverse claims, security interests or other encumbrances of any nature whatsoever now or hereafter claimed or held by Her Majesty the Queen in Right of Canada, Her Majesty the Queen in Right of any Province of Canada, or by any other governmental department, agency or authority under or pursuant to any applicable legislation, statute or regulation including liens in respect of municipal realty taxes, hydro rates and water rates and charges;

         vi. all municipal and governmental by-laws and regulations affecting the use and occupancy of the Real Property, provided the same are complied with;

         vii.     any unpaid lien for realty taxes, rates and assessments; and

         viii.    any unregistered statutory liens or levies;

"Phase 1 Report" has the meaning attributed to it in paragraph 6.b.v. of the letter agreement;

"Printing Assets" has the meaning attributed to it in subparagraph 1.a.i.F. of the letter agreement;

"Purchase Price" has the meaning attributed to it in paragraph 1.a.ii. of the letter agreement;

"Purchased Assets" has the meaning attributed to it in paragraph 1.a.i. of the letter agreement;

                              Schedule "A" - Page 5


"Real Property" means Part Lot 7, S/W King Street, Part Lot 1, Plan 84 (W), City of London, County of Middlesex, municipally known as 201 King Street, London, Ontario;

"Receivables" has the meaning attributed to it in subparagraph 1.a.i.l. of the letter agreement;

"Retained Employees" has the meaning attributed to it in subsection 5.d. of the letter agreement;

"Seller" means Westminster Mercantile Inc.;

"Seller Loans" means the Seller's investment portfolio of loans, including loans to employees and field agents of the Businesses;

"Statement of Adjustments" is the statement set out as Schedule "K" to the letter agreement;

"Termination Expenses" has the meaning attributed to it in subsection 4.f. of the letter agreement; and

"Time of Closing" has the meaning attributed to it in section 3 of the letter agreement.

                              Schedule "B" - Page 1


                            CERTIFICATE AND INDEMNITY


TO DOMINION AUTOMOBILE ASSOCIATION LIMITED (the "Buyer")

Unless otherwise defined in this certificate and indemnity, all capitalized and other defined terms shall have the respective meanings attributed to them in Schedule "A" to the letter agreement dated March 9, 1998 to which the Buyer and the Seller are parties (the "Agreement").

In consideration of the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to the Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by the undersigned) each of the undersigned hereby severally represents and warrants to the Buyer as follows:

1. Existence. The Seller is a subsisting corporation duly and validly incorporated and organized under the laws of Canada;

2. Power. Authority. etc. The Seller has all necessary corporate power, authority and capacity to execute, and deliver and perform its obligations under the Agreement; and all other agreements, instruments and documents to be delivered pursuant to the Agreement to which the Seller is a party and to carry out its obligations and to consummate the transactions contemplated hereunder and thereunder;

3. Due Authorization The execution and delivery of the Agreement and all other agreements, instruments and documents to be delivered pursuant thereto to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Seller.

4. Enforceability of Obligations. The Agreement has been duly executed and delivered by the Seller. When executed and delivered, each agreement, instrument and document to be delivered pursuant to the Agreement to which the Seller is a party will have been duly executed and delivered by the Seller. The Agreement constitutes (and when executed and delivered, each agreement, instrument and document to be delivered pursuant thereto to which it is a party will constitute) a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject only to:

         a. limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings which may affect the enforcement of creditors' rights generally;

                              Schedule "B"- Page 2


         b. the qualification that equitable remedies, including specific performance and injunction, are in the discretion of the court from which they are sought; and

         c. any other qualifications as to enforceability identified by counsel to the Seller in any opinion letter rendered by such counsel in connection with the transactions contemplated by the Agreement.

5. Compliance with Other Instruments. The execution, delivery and performance by the Seller of the Agreement and all other agreements, instruments and documents to be delivered pursuant thereto to which the Seller is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, in accordance with the terms hereof and thereof, will not result in any material violation of or material conflict with, constitute a material default (with or without notice or the passage of time) under, give rise to a right of termination, cancellation or acceleration of, or result in the imposition of any Lien upon the Purchased Assets pursuant to the Agreement, under, or require any consent under, any term, condition or provision of (a) the constating or organizational documents of the Seller, or (b) any material agreement or material instrument to which the Seller is a party or by which it is bound, save as known to the Buyer at Closing.

6. Consents. Each authorization, consent, waiver, approval, or filing with any Person that is required to be obtained by the Seller in connection with the execution, delivery and performance of the Agreement and all other agreements, instruments and documents to be delivered pursuant to the Agreement to which the Seller is a party, the absence of which would materially adversely affect such execution, delivery or performance has been obtained and is in full force and effect, save as known to the Buyer at Closing.

7.       Re. the Purchased Assets.

         a. the Seller is the registered and beneficial owner of, and has good and valid title to, all of the Purchased Assets, free and clear of all Liens, apart from Permitted Encumbrances. Upon consummation of the transactions contemplated by the Agreement, the Buyer will acquire good and valid title to the Purchased Assets, free and clear of all Liens, apart from Permitted Encumbrances;

         b. there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Seller of any of the Purchased Assets, or limiting or restricting in any manner the Seller's ability to sell the Purchased Assets;

         c. each of the lists of DAA members, employees and field agents, and service providers and suppliers delivered at Closing by the Seller is complete and accurate in all material respects;

                              Schedule "B" - Page 3


         d. neither the Seller nor the subject insurer is in default with respect to any of the material provisions contained in either of the following policies of insurance and to the best of my knowledge the insurer under each of the DAA Member Policy and the BC Policy is a responsible insurer;

         e. to the best of my knowledge each of the contracts to be assigned to the Buyer on Closing is in good standing, and the Seller either has the right to assign each of the said contracts or win use its reasonable efforts to assist in obtaining any consent required for such assignment;

         f. the Seller has delivered at Closing complete and accurate set its source code and object code for all its proprietary software (which proprietary software utilizes the Mantis software), and has all right, title and interest necessary in such proprietary software to assign it to the Buyer, free of liens and adverse claims of any nature whatsoever apart from Permitted Encumbrances;

         g. the Seller has delivered at Closing full and complete copies of all data bases in respect of any of the Purchased Assets or used by it in any of the Businesses, free of Liens and adverse claims of any nature whatsoever, apart from Permitted Encumbrances; and

         h. as a consequence of the Buyer buying the Purchased Assets, the Buyer will have acquired all of the assets currently being used in the DAA Business.

8. Re. the Assumed Liabilities. In keeping with generally accepted accounting principles, the Assumed Liabilities are accurately and fully reflected in the Financial Information, and the Seller is not in default of any of its obligations in respect of any of the Assumed Liabilities.

9. Not a Non-Resident. The Seller is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

10. Bankruptcy. The Seller is not insolvent and has not (a) proposed a compromise or arrangement to its creditors generally, (b) had any petition for a receiving order in bankruptcy filed against it, (c) taken any proceeding with respect to a compromise or arrangement or become subject to such proceeding apart from the Employer Health Tax claim by the Ministry of Finance, file no.46602 (the "Health Tax Claim"), (d) taken any proceeding or become subject to any proceeding to have itself declared bankrupt or wound up, (e) taken any proceeding or become subject to any proceeding to have a receiver appointed over any part of its assets, (f) had any encumbrancer take possession of any of its property, or (g) had any execution or distress levied upon any of its property.

                              Schedule "B" - Page 4


11. Brokers. No broker, finder or intermediary has been engaged by the Seller.

12. Seller Litigation Apart from the claims described in Exhibit B-12, to the best of the knowledge of each of the undersigned, there is no action, suit, proceeding, claim or investigation at law or in equity, or before any court or before any arbitrator or before or by any federal, provincial or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign, existing or, to the best of the knowledge of either of the undersigned threatened by or against the Seller relating to or affecting any of the Purchased Assets, or for the purpose of enjoining or preventing the consummation of the transactions contemplated by the Agreement or otherwise claiming that such consummation is improper or which, if decided adversely, could adversely affect the rights of the Buyer or impose liability on the Buyer. No principal of the Seller is in dispute or litigation with any customer or corporate agent of any of the Businesses.

13. Seller Records Complete. All material property and assets of the Seller have been fairly and properly recorded in its books and records. All books and records of the Businesses will have been delivered to the Buyer on Closing.

14. Intellectual Properties. All the trademarks, trade names and material copyrights used or required for the proper carrying on of each of the Businesses (the Intellectual Property) are described in Exhibit B-14-1 annexed to this certificate and indemnity. The Seller has the right to sell, assign and transfer the Intellectual Property to the Buyer as herein contemplated. All trademarks and material copyrights described in Exhibit B-14-1 are valid and subsisting, and validly registered by the Seller and such trademarks and copyrights (and any applications in respect thereof) are all owned by the Seller, free and clear of all Liens, apart from Permitted Encumbrances. All trademarks and trade names described in Exhibit B-14-2 are unregistered, but nevertheless, are valid and subsisting, owned by the Seller, used by it, free and clear of all Liens, apart from Permitted Encumbrances, and no one has contested or challenged either ownership or use. The Seller has not entered into any oral or written license agreements or arrangements under which any Person has been granted or allowed the right to use any of the Intellectual Property. No person has threatened or commenced any legal proceeding against the Seller claiming infringement, adverse ownership, invalidity, lack of distinctiveness or conflict with respect to any of the Intellectual Property or challenging any rights of the Seller in and to the Intellectual Property, or relating to any trade secrets, know-how confidential or proprietary information or the right of the Seller to use any or all of the Intellectual Property in the conduct of one or more of the Businesses, and without limiting the generality of the foregoing the Seller's unregistered trademarks "Dominion Automobile Association", "DAA", "North American Automobile Association", and/or any design incorporating the foregoing, have been adopted and used by the Seller in Canada since at least as early as 1960 without any claim of infringement having been asserted by or against the Seller by or against the current owner, or any predecessor in title or other user of the names or trademarks "Canadian Automobile Association", "CAA", and/or any design incorporating any of the foregoing. To the best of

                              Schedule "B" - Page 5


the Seller's knowledge and belief, the conduct of the Business does not infringe upon the trademarks, trade names, designs, copyrights, trade secrets, know-how or confidential or proprietary information of any other Person and no Person is infringing the trademarks, trade names, designs, copyrights, trade secrets, know-how or confidential or proprietary information of the Seller. The foregoing is subject to the qualification that the Seller did receive a certain letter addressed to it by the American Automobile Association in October, 1995, in which the American Automobile Association demands that the Seller cease and desist in its use of the DAA trademark in the United States of America (the "AAA Demand"). Notwithstanding the disclosure of the foregoing exception to the Buyer, the undersigned each acknowledge that their respective indemnities of the Buyer shall apply and be enforceable against each of the undersigned as a result of any claim or action taken by the American Automobile Association in respect of the use of the DAA trademark to the date hereof, and at any time in the future in any manner that is consistent with the use of the DAA trademark to the date hereof.

15. Seller Assigned Contracts. To the best of the Seller's knowledge, the Seller is not in breach or default of any material agreement, document or other instrument to be assigned to the Buyer under the Agreement, and no state of facts exists which after notice, lapse of time or both would constitute a breach or default of any such agreement, document or other instrument.

16. Contracts. Etc. Other Than In The Ordinary Course of Business. Since November 30, 1997 and other than as disclosed to the Buyer in writing:

         a. the Seller has conducted the Businesses in the ordinary course of business.

         b. the Seller has not entered into any individual material contract, commitment or lease transaction in excess of $10,000;

         c. there has not been any material adverse change in the financial condition, assets, liabilities, personnel of any of the Businesses or in the Seller's relationships with members, agents or suppliers;

         d. the Seller has not incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which forms part of the Assumed LiaAbilities, except in the ordinary course of business, other than as disclosed by the Seller's Financial Information;

         e. the Seller has not granted, renewed, suffered, incurred or permitted any Lien, other than Permitted Encumbrances; and

         f. the Seller has not made any material change in any method of its accounting or auditing practices or procedures.

                              Schedule "B" - Page 6


17. Financial Information The Seller's unaudited financial information that has been given to you is complete and accurately reflects the operations of the Businesses as at November 30, 1997, and:

         a. has been presented from information prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of preceding fiscal periods;

         b. presents fairly the financial position of the Seller as at November 30, 1997, and the results of the operations of the Businesses; and

         c.       are consistent with the Seller's books and records.

18. Seller Title to its Property. Except as disclosed in writing, at Closing, the Seller owns and will own and have good and marketable title to all the Purchased Assets, free and clear of all Liens, other than Permitted Encumbrances.

19. Compliance with Applicable Laws. Each of the Businesses has been conducted in compliance in all respects with all applicable laws, statutes, ordinances, judgments, decrees, orders, rules and regulations.

20. Collective Agreements. The Seller has not made any Contracts with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, the Seller is not aware of any current attempts to organize or establish any labour union or employee association with respect to any employees of the Seller nor is there any certification of any such union with regard to a bargaining unit. Other than grievances brought in the ordinary and normal course of the Businesses, none of which could, individually or collectively with other such grievances, have a material adverse effect on the Businesses or the right or the ability of the Seller or the Buyer to carry on the Businesses substantially in the manner in which they have heretofore been carried on, there are no grievances against the Seller of which the Seller has received written notice under any collective agreement Exhibit B-20 describes all work stoppage and strikes (legal or otherwise) that the Businesses have experienced in the past five years, including the dates and length of each such occurrence.

21. Employees. Except as described in Exhibit B-21, there are no complaints, claims or charges outstanding, or to the best of the knowledge of the Seller, anticipated, nor are there any orders, decisions, directors or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Seller under or in respect of any applicable employment legislation.

                               Schedule "B" Page 7


22. Employment Accruals. All accruals for premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been made or are reflected in the books and records of the Seller and the Statement of Adjustments, but no such accruals have been made for unpaid vacation pay.

23. Pension and Other Benefit Plans.

         a. true, correct and up-to-date copies of all the Seller's pension plan and its health and benefit plans with Mutual Life of Canada, and related documents, have been provided by the Seller to the Buyer;

         b. the December 31, 1997 KPMG financial statements in respect of the pension plan delivered to the Buyer are true and accurate;

         c. that no amendments have been made and no improvements to the said plans promised, as at Closing;

         d.       that all employee data provided is true and correct;

         e. that all contributions or premiums required to be paid under the plans have been paid in a timely fashion in accordance with the plans and any related federal or provincial legislation or regulations;

         f. that there have been no improper withdrawals, applications or transfers of assets from the plan or fund;

         g. each plan has all required status under the Income Tax Act (Canada) or other relevant tax legislation;

         h. that all material obligations regarding the plans have been satisfied and there are no outstanding defaults or violations by any party thereto;

         i. that there are no outstanding actions or claims with respect to the plans or the assets thereof (excluding the payment of benefits in the ordinary course); and

         j. that neither the Seller nor its agents has been in breach of any fiduciary obligation with respect to the administration of any of the plans;

                              Schedule "B" - Page 8


FOR VALUE RECEIVED, subject to compliance with the procedures set out below for the making of any Claim by the Buyer, the Seller hereby indemnifies and agrees to hold the Buyer harmless from and against all expenses (including, but not limited to, reasonable legal fees) claims, demands, actions, causes of action, obligations, damages, losses, costs and liabilities (hereinafter collectively referred to as "Claims") which may be made or brought against it or which it may suffer or incur as a result of, in respect of or arising out of any breach or non-fulfillment of any covenant contained in the Agreement or any agreement, instrument or document delivered pursuant to the Agreement or any material breach of any representation or warranty by or of the Seller contained herein or therein;

I. Limitation on Claims. The covenants, representations and warranties of the parties contained in this Agreement are now and at the Closing shall be true and correct and notwithstanding the Closing or any inquiry or investigation on the part of any party hereto, such covenants, representations and warranties shall not merge in, be superseded or prejudiced by and shall survive the Closing and continue in full force and effect for the benefit of the respective party provided further that:

         a. all the covenants, representations and warranties of the Seller shall terminate at the expiration of two (2) years following the Closing, except to the extent that, during such period, where notice of a Claim has been given to a party hereto in respect of a breach of any such covenant, representation or warranty, such covenant, representation or warranty shall continue in full force until the final determination of such Claim. In no other case shall such a covenant, representation or warranty survive the said 2-year period;

         b. prior to the Seller making any payment pursuant to its liability under this certificate and indemnity and prior to its carrying out its obligation hereunder to indemnify and hold harmless the Buyer, as aforesaid, the Seller shall have the right to review, or cause its employees, officers or representatives to review, all records, documents or practices of the Buyer relating in any manner to the subject matter of the alleged liability and obligations of the Seller pursuant to this certificate and indemnity in respect of which any Claim is made, and the Buyer shall co-operate fully in facilitating such review such that it may be carried out promptly and without delay by the Sellers and any indemnification payment shall be made by the Seller forthwith following such review to the extent that it is supported by the findings of the Seller. Any dispute as to the liability of the Seller under this certificate and indemnity shall be settled in accordance with the arbitration provisions of the Agreement;

                                  Schedule "B" - Page 9


         c. the amount of any Claim recoverable by the Buyer hereunder shall have deducted from it that amount (if any) representing any net saving in any taxes that could be achieved by the Buyer as a result of the loss represented by the Claim, whether or not the Buyer prepares and files its tax returns to take such benefit. Any dispute as to the tax-adjusted amount of any Claim shall be settled by arbitration between the Parties as provided by subsection 14.f. of the Agreement;

         d. in the event that the Claimant subsequently recovers all or part of a Claim from any other Person, the Claimant shall forthwith repay to the Indemnitors the amount so recovered upon to an amount not exceeding the amount theretofore paid by the Indemnitors by way of indemnity; and

         e. save and except with respect to the AAA Demand and anything at any time arising out of it (all of which are specifically excluded from the following limitation) for the purposes of the indemnities under this certificate and indemnity alone (and for no other indemnity given under the letter agreement) to the extent that any inaccuracy or breach of any representation or warranty made in this certificate and indemnity is expressly disclosed to the Buyer by the Seller in the letter agreement or any schedule attached thereto in such a manner and with such particulars as to allow the Buyer to make a reasonable assessment of the facts giving rise to the inaccuracy or breach and the associated liability in respect thereof, or to the extent that such inaccuracy or breach is actually known to the Buyer prior to or at the Time of Closing, and the Buyer completes the transactions contemplated hereunder, the Buyer's entitlement to indemnification under this certificate and indemnity in respect of such inaccuracy or breach shall be reduced accordingly. The foregoing limitation shall not apply to the Buyer in respect of any Claim made in respect of any tax matters.

II. Notification of and Participation in Claims. No claim for indemnification will arise until notice thereof is given to the Seller and to Robert W. Trollope (the "Indemnitors"). Such notice shall be sent within a reasonable time following the determination by the Buyer (the "Claimant") that a claim for indemnity exists.

         a. Promptly upon receipt by the Claimant of notice of any third party Claim in respect of which the Claimant proposes to demand indemnification from the Indenmitors, the Claimant shall give notice to that effect to the Indemnitors with reasonable promptness.

         b. The Indemnitors shall have the right by notice to the Claimant not later than 30 clear days after receipt of the notice described in subsection ll.a. of this certificate and indemnity to assume the control of the defence, compromise

                                  Schedule "B" - Page 10


                  or settlement of the third party claim, provided that:

                  i such assumption shall, by its terms, be without cost to the Claimant; and

                  ii. no third party Claim shall be compromised or settled without the prior written consent of the Claimant if such settlement or compromise could reasonably be anticipated to have an adverse effect on the Business, and the the Claimant hereby covenants and agrees not to unreasonably withhold or delay any such consent.

         c. Upon the assumption of control by the Indemnitors, as aforesaid, the Indemnitors shall, at their expense, diligently proceed with the defence, compromise or settlement of the third party Claim at Indemnitors' sole expense, including employment of counsel reasonably satisfactory to the Claimant and, in connection therewith, the Claimant shall co-operate fully to make available to the Indemnitors all pertinent information and witnesses under the Claimant's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnitors are necessary to enable the Indemnitors to conduct such defence.

         d. Subject to the foregoing provisions of this certificate and indemnity, the final determination of any such third party Claim, including all related costs and expenses, will be binding and conclusive upon the parties hereto and the Buyer as to the validity or invalidity, as the case may be, of such third party Claim against the Indemnitors hereunder.

         e. Should the Indemnitors fail to give notice to the Claimant as provided in subsection ll.b., the Claimant shall be entitled to make such settlement of the third party Claim as in its discretion may appear advisable, and such settlement or any other final determination of the third party Claim shall be binding upon the Indemnitors.

         f. If the Claimant fails to respond to a request for its consent or unreasonably refuses to consent to a compromise or settlement of a particular Claim negotiated by the Indemnitors in respect of which consent is required, the Indemnitors may pay to the Claimant an amount necessary to indemnify the Claimant pursuant to this certificate and indemnity as though the matter had been settled or compromised upon the terms negotiated by the Indemnitors

                             Schedule "B" - Page 11


                  and the Claimant shall deliver to the Indemnitors a final and final release in respect of all amounts claimed in respect of such Claim.



                                    IN WITNESS WHEREOF the undersigned have duly
                  executed this certificate and indemnity as of the 28th day of February, 1998.


                                       WESTMINSTER MERCANTILE INC.



                                       Per:
                                           -------------------------------------
                                           Name:   Robert W. Trollope
                                           Title:  President
                                       I have authority to bind the Corporation


SIGNED, SEALED AND DELIVERED
in the presence of                                   )
                                                     )
                                                     )
Witness                                              )  Robert W. Trollope

    This is Exhibit B-12 referred to in the Annexed Certificate and Indemnity
                                Seller Litigation



1.       The Health Tax Claim.

2. The claim for coverage under the medical benefit plan forming part of the Purchased Assets by Robert Trembley.

3. Claim against Zellers Inc. (Action No.22363 issued out of the Ontario Court of Justice(General Division) London).

4.       Action against Donald E. Stuart and Lorna Stuart.

5.       Action against Group Mart in Small Claims Court for $3,000.

Trade-marks                                                   Registration Nos.
-----------                                                   -----------------

NORTH AMERICAN AUTOMOBILE                                        TMA413,933
          ASSOCIATION (DESIGN)

NORTH AMERICAN AUTOMOBILE                                        TMA413,932
          ASSOCIATION/L'ASSSOCIATION:
          MOTORISTE NORD-AMERICAINE(DESlGN)

L'ASSOCIATION MOTORISTE NORD                                     TNA420,976
          AMERICAINE QUEBEC (DESIGN)

DOMINION AUTOMOBILE ASSOCIATION                                  TMA104,785
          ((DESIGN))

   This is Exhibit B-14-2 referred to in the Annexed Certificate and Indemnity

                       Unregistered Intellectual Property
                                (see next page)

                            Unregistered Trade-marks
                            ------------------------

1.       DAA/DOMINION AUTOMOBILE ASSOCIATION (OVAL DESIGN) See attached.

2.       DAA/L'ASSOCIATION DE L'AUTOMOBILE QUEBEC (OVAL DESIGN) See attached.

3.       DOMINION AUTOMOBILE ASSOCIATION

4.       NORTH AMERICAN AUTOMOBILE ASSOCIATION

5.       L'ASSOCIATION DE L'AUTOMOBILE

6.       L'ASSOCIATION MOTORISTE NORD AMERICAINE.

7.       DOMINION AUTOMOBILE ASSOCIATION INTERNATIONAL TRAVEL AGENCY

8.       DOMINION HOME ASSOCIATION

9.       L'ASSOCIATION DU DOMICILE

10.      CANADIAN MOTOR LEAGUE/CML

               See attached

11.      CML QUEBEC

               See attached

12.      CANADIAN MOTOR LEAGUE/CML/CLUB MOTORISTE CANADIEN

    This is Exhibit B-20 referred to in the Annexed Certificate and Indemnity

                           Work Stoppages and Strikes





Nil.

    This is Exhibit B-21 referred to in the Annexed Certificate and Indemnity

      Matters Under or In Respect or Any Applicable Employment Legislation





1.       The Health Tax Claim

                                  SCHEDULE "C"
                      TANGIBLE ASSETS USED IN DAA BUSINESS


           Description           London           Quebec              St. John

Desks                              99                3                    2
Tables                             59                3                    0
Chairs                             173               7                    5
Chairs-Executive                   21                0                    0
Credenzas                          5                 0                    0
Bookcases                          4                 0                    0
Low Cabinets                       14                1                    2
High Cabinets                      8                 0                    1
Typewriters                        24                2                    1
Dictaphone                         2                 0                    0
Calculators                        24                0                    0
Personal Computers                 24                0                    0
Computer Printers                  24                0                    0
2 Drawer Files                     11                0                    0
4 Drawer Files                     40                2                    2
5 Drawer Files                     48                2                    0
Cheque Files                       3                 0                    0
6 Drawer Files                     8                 0                    0
7 Drawer Files                     2                 0                    0
Open Files                         3                 0                    0
Cheque Protector                   2                 0                    0
Photo Copiers                      2                 1                    0
Phone System                       1                 0                    0
Fax Machines                       2                 0                    1


The above list does not include:

    Furniture and equipment in the office of R.W. Trollope
    Furniture and equipment in the Westminster Mercantile Inc. accounting office Three 5 drawer legal filing cabinets in the general office
All of which are excluded from the transaction contemplated by the Agreement and shall be retained by Westminster Mercantile Inc.

                                  SCHEDULE "D"
              TANGIBLE ASSETS USED IN THE NORTH AMERICAN AUTOMOBILE





              Nil.

                                  SCHEDULE "E"
        TANGIBLE ASSETS USED IN THE INTERNATIONAL TRAVEL AGENCY BUSINESS

2 - L-shaped secretarial desks

7 - chairs

2-  large blue file cabinets

2 - storage cabinet (one in ITA office and one across the hall)

4 - five-drawer filing cabinets (across the ball)

1 -display table

1 - Olympia AEG typewriter

1-   metal typing table

1 - Olympia Professional typewriter



Attached is a list of rental equipment used in the Travel Agency at a monthly rental of $646.05, including taxes.


The travel agency uses general office telephone lines, office supplies, photocopier and fAX: machines.

                                  SCHEDULE "F"
              LIST OF TANGIBLE ASSETS USED IN THE PRINTING DIVISION


1 -desk

2-chairs

3- five-drawer filing cabinets

2- one-drawer filing cabinets

6- tables of various sizes

1 - light table

1 - drafting table

3- metal shelving units

1 - wood storage cabinet

1- air conditioner

1- large fan on stand

1 - l2" table fan

Wood built-in storage shelves in print manager's office and print shop

1 - A.B. Dick folder

1- Polar-Mohar cutter

1- Multi 1250 offset press - 2 colour

1- Challenge Drill

1- Baumfolder

1 -Nuarc Platemaker

1 -Heidelberg offset press

Printing supplies - ordered on a monthly basis

        This is Schedule "G" referred to in the Annexed Letter Agreement









                                  March 9, 1998
Cassels Brock & Blackwell
Barristers & Solicitors
Scotia Plaza
2100-40 King Street West
Toronto, Ontario

        and

Dominion Automobile Association Limited
201 King Street
London, Ontario
N6A 1C9

Dear Sirs:

Re: Asset Purchase Agreement between Westminster Mercantile Inc. and Dominion Automobile Association Limited dated March 9, 1998

         We have acted as counsel to Westminster Mercantile Inc. (the "Seller") in connection with the letter agreement dated March 9, 1998 (the "Letter Agreement") between the Seller and Dominion Automobile Association Limited (the "Buyer") providing for the purchase of certain assets of the Seller by the Buyer. In this regard, we have participated in the preparation and settlement of the Letter Agreement, and those further and ancillary documents contemplated by the Letter Agreement (collectively, the "Other Documents").

         Unless otherwise indicated, all terms used herein that are defined in the Letter Agreement have the respective meanings given to them in the Letter Agreement.

         We have examined such corporate records of the Seller, such certificates of officers of the Seller, public officials and others and original or copies of such other agreements, instruments, certificates and other documents as we have deemed necessary or advisable as a basis for the opinions expressed herein. In particular, we have relied, as to the opinion referred in
Section 1 hereof, on a certificate of compliance for the Seller issued by Industry Canada dated March , 1998.

         For the purposes of the opinions expressed therein, we have assumed:

         (a) the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies or as facsimiles;

         (b) that each of the Letter Agreement and the Other Documents has been duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of each patty thereto other than the Seller; and

         (c) the corporate records of the Seller provided to us contain all of the constating documents, by-laws and resolutions of directors and shareholders pertaining to the Seller;

         The opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein

         Our opinion expressed in paragraph 5 as to the enforceability against the Seller of the Letter Agreement and the Other Documents is subject to:

         (a) bankruptcy, insolvency and other laws affecting the rights of creditors generally; and

         (b) the qualification that equitable remedies, including, without limitation, specific performance and injunction, may be granted only in the discretion of a court of competent jurisdiction

         Based and relying on and subject to the foregoing, we are of the opinion that:

1. The Seller is a corporation incorporated and subsisting under the laws of Canada.

2. The Seller has all necessary corporate power and authority to execute and deliver each of the Letter Agreement and the Other Documents and to perform its obligations thereunder.

3. All necessary corporate action has been taken by the Seller to authorize the execution and delivery by it of each of the Letter Agreement and the Other Documents and the performance of its obligations thereunder.

4. The execution and delivery of each of the Letter Agreement and the Other Documents by the Seller and the performance of its obligations thereunder will not result in the breach or violation of any of the provisions of, or conflict with the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Seller.

5. Each of the Letter Agreement and the Other Documents has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

           The opinions expressed herein are provided solely for the benefit of the addressees in connection with the transactions contemplated by the Letter Agreement and may not be used nor relied on by the addressees for any other purpose or by any other person for any purpose whatsoever, in each case without our prior written consent.


                                                 Yours truly,



                                                 HARRISON, ELWOOD

                              Schedule "H"- Page 1


                            CERTIFICATE AND INDEMNITY


TO WESTMINSTER MERCANTILE INC. (the "Seller")

Unless otherwise defined in this certificate and indemnity, all capitalized and other defined terms shall have the respective meanings attributed to them in Schedule "A" to the letter agreement dated March 9, 1998 to which the Buyer and the Seller are parties (the "Agreement").

In consideration of the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to the Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by the undersigned) the undersigned hereby represents and warrants to the Seller as follows:

1. Existence. The Buyer is a subsisting corporation duly and validly incorporated and organized under the laws of Canada;

2. Power, Authority, etc. The Buyer has all necessary corporate power, authority and capacity to execute, and deliver and perform its obligations under the Agreement, and all other agreements, instruments and documents to be delivered pursuant to the Agreement to which the Buyer is a party and to carry out its obligations and to consummate the transactions contemplated hereunder and thereunder.

3. Due Authorization. The execution and delivery of the Agreement and all other agreements, instruments and documents to be delivered pursuant thereto to which the Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Buyer.

4. Enforceability of Obligations. The Agreement has been duly executed and delivered by the Buyer. When executed and delivered, each agreement, instrument and document to be delivered pursuant to the Agreement to which the Buyer is a party will have been duly executed and delivered by the Buyer. The Agreement constitutes (and when executed and delivered, each agreement, instrument and document to be delivered pursuant thereto to which the Buyer is a party will constitute) a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject only to:

         a. limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings which may affect the enforcement of creditors' rights generally;

         b. the qualification that equitable remedies, including specific performance and injunction, are in the discretion of the court from which they are sought; and

         c. any other qualifications as to enforceability identified by counsel to the Buyer in any opinion letter rendered by such counsel in connection with the transactions contemplated by the Agreement.

5. Buyer a Non-Canadian. The Buyer is a non-Canadian for the purposes of the Investment Canada Act (Canada) and will give forthwith on Closing, notice to Industry Canada under the said Act

                              Schedule "H" - Page 2


6. Bankruptcy. The Buyer is not insolvent and has not (a) proposed a compromise or arrangement to its creditors generally, (b) had any petition for a receiving order in bankruptcy filed against it, (c) taken any proceeding with respect to a compromise or arrangement or become subject to such proceeding, (d) taken any proceeding or become subject to any proceeding to have itself declared bankrupt or wound-up, (e) taken any proceeding or become subject to any proceeding to have a receiver appointed over any part of its assets, (f) had any encumbrancer take possession of any of its property, or (g) had any execution or distress levied upon any of its property.

7. Brokers. The Buyer has not, directly or indirectly, entered into any agreement which would entitle any broker, finder or intermediary to make a valid claim against the Seller for a fee or commission for or on account of the transactions provided for in the Agreement


FOR VALUE RECEIVED, subject to compliance with the procedures set out below for the making of any Claim by the Seller, the Buyer hereby indemnifies and agrees to hold the Seller harmless from and against all expenses (including, but not limited to, reasonable legal fees) claims, demands, actions, causes of action, obligations, damages, losses, costs and liabilities (hereinafter collectively referred to as "Claims") which may be made or brought against it or which it may suffer or incur as a result of, in respect of or arising out of any breach or non-fulfillment of any covenant contained in the Agreement or any agreement, instrument or document delivered pursuant to the Agreement or any material breach of any representation or warranty by or of the Buyer contained herein or therein;

I. Limitation on Claims. The covenants, representations and warranties of the parties contained in this Agreement are now and at the Closing shall be true and correct and notwithstanding the Closing or any inquiry or investigation on the part of any party hereto, such covenants, representations and warranties shall not merge in, be superseded or prejudiced by and shall survive the Closing and continue in full force and effect for the benefit of the respective party provided further that:

         a. all the covenants, representations and warranties of the Buyer shall terminate at the expiration of two (2) years following the Closing, except to the extent that, during such period, where notice of a Claim has been given to a party hereto in respect of a breach of any such covenant, representation or warranty, such covenant, representation or warranty shall continue in full force until the final determination of such Claim. In no other case shall such a covenant, representation or warranty survive the said 2-year period;

         b. prior to the Buyer making any payment pursuant to its liability under this certificate and indemnity and prior to its carrying out its obligation hereunder to indemnify and hold harmless the Seller, as aforesaid, the Buyer shall have the right to review, or cause its employees, officers or representatives to review, all records, documents or practices of the Seller relating in any manner to the subject matter of the alleged liability and obligations of the Buyer pursuant to this certificate and indemnity in respect of which any Claim is made, and the Seller shall co-operate fully in facilitating such review such that it may be carried out promptly and without delay by the Buyers and any indemnification payment shall be made by the Buyer forthwith following such review to the extent that it is supported by the findings of the Buyer. Any dispute as to the liability of the Buyer under this certificate and indemnity shall be settled in accordance with the arbitration provisions of the Agreement;

                              Schedule "H" - Page 3


         c. the amount of any Claim recoverable by the Seller hereunder shall have deducted from it that amount (if any) representing any net saving in any taxes that could be achieved by the Seller as a result of the loss represented by the Claim, whether or not the Seller prepares and files its tax returns to take such benefit. Any dispute as to the tax-adjusted amount of any Claim shall be settled by arbitration between the Parties as provided by subsection 13.f. of the Agreement;

         d. in the event that the Claimant subsequently recovers all or part of a Claim from any other Person, the Claimant shall forthwith repay to the Indemnitors the amount so recovered upon to an amount not exceeding the amount theretofore paid by the Indemnitors by way of Indemnity; and

         e. for the purposes of the Indemnities under this certificate and indemnity alone (and for no other indemnity given under the letter agreement) to the extent that any inaccuracy or breach of any representation or warranty made in this certificate and indemnity is expressly disclosed to the Seller by the Buyer in the letter agreement or any schedule attached thereto in such a manner and with such particulars as to allow the Seller to make a reasonable assessment of the facts giving rise to the inaccuracy or breach and the associated liability in respect thereof, or to the extent that such inaccuracy or breach is actually known to the Seller prior to or at the Time of Closing, and the Seller completes the transactions contemplated hereunder, the Seller's entitlement to indemnification under this certificate and indemnity in respect of such inaccuracy or breach shall be reduced accordingly. The foregoing limitation shall not apply to the Seller in respect of any Claim made in respect of any tax matters.

II. Notification of and Participation in Claims. No claim for indemnification will arise until notice thereof is given to the Buyer (the "Indemnitor"). Such notice shall be sent within a reasonable time following the determination by the Seller (the "Claimant") that a claim for indemnity exists.

         a. Promptly upon receipt by the Claimant of notice of any third party Claim in respect of which the Claimant proposes to demand indemnification from the Indemnitor, the Claimant shall give notice to that effect to the Indemnitor with reasonable promptness.

         b. The Indemnitor shall have the right by notice to the Claimant not later than 30 clear days after receipt of the notice described in subsection II.a. of this certificate and indemnity to assume the control of the defence, compromise or settlement of the third party claim, provided that:

                  I. such assumption shall, by its terms, be without cost to the Claimant; and

                  II. no third party Claim shall be compromised or settled without the prior written consent of the Claimant if such settlement or compromise could reasonably be anticipated to have an adverse effect on the Business, and the Claimant hereby covenants and agrees not to unreasonably withhold or delay any such consent.

         c. Upon the assumption of control by the Indemnitor, as aforesaid, the Indemnitor shall, at

                              Schedule "H" - Page 4


                  their expense, diligently proceed with the defence, compromise or settlement of the third party Claim at Indemnitor' sole expense, including employment of counsel reasonably satisfactory to the Claimant and, in connection therewith, the Claimant shall co-operate fully to make available to the Indemnitor all pertinent information and witnesses under the Claimant's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence.

         d. Subject to the foregoing provisions of this certificate and indemnity, the final determination of any such third party Claim, including all related costs and expenses, will be binding and conclusive upon the parties hereto and the Seller as to the validity or invalidity, as the case may be, of such third party Claim against the Indemnitor hereunder.

         e. Should the Indemnitor fail to give notice to the Claimant as provided in subsection II.b., the Claimant shall be entitled to make such settlement of the third party Claim as in its discretion may appear advisable, and such settlement or any other final determination of the third party Claim shall be binding upon the Indemnitor.

         f. If the Claimant fails to respond to a request for its consent or unreasonably refuses to consent to a compromise or settlement of a particular Claim negotiated by the Indemnitor in respect of which consent is required, the Indemnitor may pay to the Claimant an amount necessary to indemnify the Claimant pursuant to this certificate and indemnity as though the matter had been settled or compromised upon the terms negotiated by the Indemnitor and the Claimant shall deliver to the Indemnitor a full and final release in respect of all amounts claimed in respect of such Claim.

IN WITNESS WHEREOF the undersigned have duly executed this certificate and indemnity as of the 28th day of February, 1998.


                                  DOMINION AUTOMOBILE ASSOCIATION LIMITED


                                  Per:
                                      -----------------------------------------
                                      Name:  David Blakely
                                      Title: Director
                                      I have authority to bind the Corporation

                              Schedule "I" - Page 1




March 9, 1998

Harrison, Elwood
Barristers & Solicitors
[address]
London, Ontario.

    and

Westminster Mercantile Inc
[address]
London, Ontario.

Dear Sirs:

Re: Asset Purchase Agreement - Westminster Mercantile Inc. and Dominion Automobile Association Limited dated March 9, 1998

We have acted as counsel to Dominion Automobile Association Limited (the "Buyer") in connection with the letter agreement dated March 9, 1998 (the "Letter Agreement") between the Buyer and Westminster Mercantile Inc. (the "Seller") providing for the purchase of certain assets of the Seller by the Buyer. In this regard, we have participated in the preparation and settlement of the Letter Agreement, and those further and ancillary documents contemplated by the Letter Agreement (collectively, the "Other Documents").

Unless otherwise indicated, all terms used herein that are defined in the Letter Agreement have the respective meanings given to them in the Letter Agreement.

We have examined such corporate records of the Buyer, such certificates of officers of the Buyer, public officials and others, and original or copies of such other agreements, instruments, certificates and other documents as we have deemed necessary or advisable as a basis for the opinions expressed herein. In particular, we have relied, as to certain matters of fact, on a compliance certificate for the Buyer issued by Industry Canada dated February 26,1998.

For the purposes of the opinions expressed therein, we have assumed:

(a) the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies or as facsimiles; and

                              Schedule "I"- Page 2


(b) that each of the Letter Agreement and the Other Documents has been duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of each party thereto other than the Buyer.

The opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Our opinion expressed in paragraph 5 as to the enforceability against the Buyer of the Letter Agreement is subject to:

(i) bankruptcy, insolvency and other laws affecting the rights of creditors generally; and

(ii) the qualification that equitable remedies, including, without limitation, specific performance and injunction, may be granted only in the discretion of a court of competent jurisdiction.

Based and relying on and subject to the foregoing, we are of the opinion that:

1. The Buyer is a corporation duly incorporated and validly subsisting under the laws of Canada.

2. The Buyer has all necessary corporate power and authority to execute and deliver each of the Letter Agreement and the Other Documents and to perform its obligations thereunder.

3. All necessary corporate action has been taken by the Buyer to authorize the execution and delivery by it of each of the Letter Agreement and the Other Documents and the performance of its obligations thereunder.

4. The execution and delivery of each of the Letter Agreement and the Other Documents by the Buyer and the performance of its obligations thereunder will not result in the breach or violation of any of the provisions of, or conflict with the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Buyer.

5. Each of the Letter Agreement and the Other Documents has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

The opinions expressed herein are provided solely for the benefit of the addressees in

                              Schedule "I" - Page 3


connection with the transactions contemplated by the Letter Agreement and may not be used nor relied on by the addressees for any other purpose or by any other person for any purpose whatsoever, in each case without our prior written consent.


Yours truly
CASSELS BROCK & BLACKWELL

                               Schedule "J" Page 1


1. The parties agree that any dispute under the letter agreement shall be automatically referred to arbitration in accordance with this Schedule "J". Unless otherwise defined in the body of this Schedule "J", all capitalized or defined terms shall have the respective meanings attributed to them in Schedule "A" to the letter agreement.

2. In the event that any disagreement arises between the Seller and the Buyer under this letter agreement or any matter arising hereunder, or whenever any arbitration is otherwise required or permitted by the terms of the letter agreement, arbitration proceedings shall be commenced by the party (Buyer or the Seller, as the case may be) desiring arbitration (the "Initiating Party") by giving written notice to the other party (Buyer or Seller, as the case may be) (the "Responding Party") specifying the matter to be arbitrated and requesting an arbitration thereof. In the event that the Initiating Party and the Responding Party are unable to agree upon a single arbitrator within seven (7) Business Days after delivery of such notice, the Initiating Party shall, by written notice to the Responding Party, designate an arbitrator. Either the Seller (if the Initiating Party is Buyer) or the Buyer (if the Initiating Party is Seller) shall, within five (5) Business Days thereafter, be entitled to appoint a second arbitrator by written notice to the Initiating Party, and the two (2) arbitrators so appointed shall thereupon meet and select a third arbitrator acceptable to the first two (2) arbitrators, who shall be the Chairman. In the event that the Responding Party fails to appoint an arbitrator within the time limit aforesaid and deliver notice thereof to the Initiating Party, the Initiating Party shall be entitled to appoint an arbitrator on behalf of the Responding Party and the Initiating Party is hereby irrevocably appointed the agent of the Responding Party for such purpose. In the event that the two arbitrators so appointed are unable to agree upon a third arbitrator, then the Initiating Party shall be entitled to make application to Ontario Court (General Division) pursuant to the Arbitrations Act (Ontario) for selection of the third arbitrator, who shall be the Chairman, and the provisions of the Arbitrations Act (Ontario) shall govern such selection. In all cases, the arbitrators shall be qualified by profession or occupation to decide the matter in dispute.

3. The arbitrator or arbitrators so appointed shall thereupon proceed to hear the submissions of the Parties in accordance with such procedures as such arbitrator or arbitrators may establish, and shall render a decision, together with written reasons therefor, within 90 days after the date of delivery of the notice requesting the arbitration by the Initiating Party to the Responding Party. A decision of the arbitrator or a majority of the arbitrators (where there are three arbitrators) shall be final and binding on the Parties and shall not be subject to appeal.

                               Schedule "J" Page 2


4. If the arbitrators have allowed their time or extended time for making an award, as provided in the Arbitrations Act (Ontario), to expire without making an award or if the Chairman shall have delivered to the parties to the arbitration a notice in writing stating that the arbitrators cannot agree or if there is not a majority of the arbitrators in agreement, any party to the arbitration may apply to the Ontario Court (General Division) or to a judge thereof to appoint an umpire who shall have the like power to act in the reference and to make an award as if he had been duly appointed by all the parties to the submission and by the consent of all of the parties who originally appointed the arbitrators in question.

5. If an umpire is appointed pursuant to the foregoing section 4, such umpire shall make the award within one (1) month after the original or extended time appointed for making the award of the arbitrators has expired (or on or before any later date to which the parties to the reference by any writing signed by them may from time to time extend the time for making the award, or if the Parties have not agreed, then within such time as the court or judge appointing such umpire may deem proper).

                     SCHEDULE "K" - STATEMENT OF ADJUSTMENT

                                                                                VALUE AS           VALUE AS          VALUE AS
                                                                             AT 30-NOV-97       AT 31-JAN-98      AT 28-FEB 98
------------------------------------------------------------------------------------------------------------------------------
         DAA         Assets      - Current   - Cash (General Ledger)              $ 268,493           4,238
         NAAA        Assets      - Current   - Cash (General Ledger)                 55,134          76,485
         ITA         Assets      - Current   - Cash (General Ledger)                105,670          61,223
         DAA  2      Assets      - Current     Memb Fees Rec-Field Force            393,780         365,607
         DAA  3      Assets      - Current   - Memb Fees Rec-Corporations           158,869         151,647
         DAA  4      Asscts      - Current   - Due from Field Force                   (120)           1,531
         DAA  5      Assets      - Current   - Due from Members                           0               0
         DAA  6      Assets      - Current   - Due from Employees                       254           2,571
         DAA  7      Assets      - Current   - Accts Receivable-Printing                  0               0
         DAA  8      Assets      - Current   - Deposits                                 843             843
         DAA  9      Assets      - Current   - Prepaid Expenses                      32,989          25,073
         DAA  10     Assets      - Current   - Prepaid Commissions                1,605,695       1,711,220
         DAA  11     Assets      - Fixed     - Furniture & Equipment                241,480         241,480           241,480*
         DAA  12     Assets      - Fixed     - Mainframe Computer                    95,000          95,000            95,000*
         DAA  13     Assets      - Fixed     - Other                                      0               0
         DAA  14     Assets      - Fixed     - Property-201 King SL               1,000,000         750,000**              ***
         ITA  32     Assets      - Current   - Deposits                                   0               0
         ITA  33     Assets      - Current   - Accounts Receivable                    8,167           9,730
         ITA  34     Assets      - Current   - Taxes Receivable                         377             433
         NAAA 42     Assets      - Current   - Memb Fees Receivable                   1,859           1,441
         NAAA 43     Assets      - Current   - Memb Fees Receivable-Zellers          47,046          13,917
         NAAA 44     Assets      - Current   - Taxes Receivable                         482             788
         NAAA 45     Assets      - Current   - Prepaid Expenses                           0               0
         NAAA 46     Assets      - Current   - Prepaid Commissions                        0               0
                                               TOTAL ASSETS                       4,016,018       3,513,227
         DAA  15     Liabilities - Current   - Payable Suppliers                     65,679          53,551
         DAA  16     Liabilities - Current   - Payable Mutual life                  149,750        (15,973)
         DAA  17     Liabilities - Current   - Payable Medicare                           0               0
         DAA  18     Liabilities - Current   - Taxes Payable                         42,162          14,612
         DAA  19     Liabilities - Current   - Deferred Revenue                   3,305,273       3,498,403
         DAA  20     Liabilities - Current   - Benefits Payable                           9               0
         DAA  21     Liabilities - Current   - Due Agents                             2,973           3,379
         DAA  22     Liabilities - Current   - Accrued Commissions                 (40,615)        (36,530)
         DAA  23     Liabilities - Current   - Accrued Legal/Audit                        0               0
         DAA  24     Liabilities - Current   - Accrued Other                         41,000          21,016
         DAA  25     Liabilities - Current   - Claim Provision                    1,224,782       1,225,128
         DAA  26     Liabilities - Current   - Deposits                              68,527          70,610
         DAA  27     Liabilities - Current   - Capital Leases                             0               0
         ITA  35     Liabilities - Current   - Accounts Payable                      22,544           3,113
         ITA  36     Liabilities - Current   - Taxes Payable                          1,432           1,435
         NAAA 47     Liabilities - Current   - Accounts Payable                           0               0
         NAAA 48     Liabilities - Current   - Commission Payable                         0               0
         NAAA 49     Liabilities - Current   - Taxes Payable                            495           1,845
         NAAA 50     Liabilities - Current   - Accrued Expenses                           0               0
         NAAA 51     Liabilities - Current   - Claim Provision                       42,248          48,763
                                              TOTAL LIABILITIES                   4,926,259       4,889,353
                                  EXCESS LIABILITIES OVER ASSETS                    910,241       1,376,126
         * Agreed Value. No Adjustment required.
          ** Estimated Value for purposes of Closing.
          *** Special Valuation  Procedure to be used.

         AGREED this             day of                         ,1998.
         DOMINION AUTOMOBILE ASSOCIATION LIMITED                                WESTMINSTER MERCANTILE INC.

         Per:___________________________________________________                Per____________
             Duly Authorized Officer                                               Duly Authorized Officer

                               Schedule L - Page 1


                 AGREEMENT REGARDING VALUATION OF REAL PROPERTY


BETWEEN:


                                   WESTMINSTER MERCANTILE INC.

                                    (the "Seller")

                                                              OF THE FIRST PART

                                    AND


                                   DOMINION AUTOMOBILE ASSOCIATION LIMITED

                                    (the "Buyer")

                                                             OF THE SECOND PART


         WHEREAS:


A. The Seller has sold to the Buyer the property municipally known as 201 King Street, London, Ontario, being Part Lot 7, S/W King Street, Part Lot 1, Plan 84 (W), City of London, County of Middlesex (the "Real Property");


B. For the purposes of closing the transaction, the parties fixed a selling and purchase price for the Real Property of $750,000.00, subject to the adjustment (if any) arising out the procedures provided for in this agreement;


C. The Buyer has paid the Seller (and by its execution of this agreement, the Seller acknowledges receipt of) the sum of $750,000.00 for the Real Property;


D.       The Buyer retained Valco Consultants Inc. ("Valco"), who prepared and

                               Schedule L - Page 2


provided to the Buyer a written appraisal dated February 26,1998 of the current market value of the Real Property (the "Valco Appraisal") at $550,000;

E. The Seller retained Egerton Associates Limited ("Egerton") who gave a verbal opinion to the Seller on Monday, February 23, 1998 to the effect that the current market value of the Real Property in the opinion of Egerton at between $900,000 and $950,000. Egerton has been requested by the Buyer to provide immediately, a written appraisal (the "Egerton Appraisal");

F. The Buyer and the Seller have agreed to the arbitration procedures set out in this agreement to determine the definitive and final purchase price for the Real Property, as between the Buyer and the Seller;

In consideration of the terms and conditions set forth below, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by the parties), the parties agree as follows:

1. Selection of Arbitrator. The arbitration shall be conducted by a single arbitrator (the "Arbitrator"). The Arbitrator shall have been appointed by mutual agreement of Valco and Egerton from those employees or principals of those real estate appraisal firms listed in Exhibit "I" hereto who are Accredited Members of the Appraisal Institute of Canada (A.A.C.I.) or who are Certified Real Estate Appraisers (C.R.A.). Valco and Egerton have advised the parties that they have selected Charles Abromaitis as the Arbitrator. The parties shall settle with the Arbitrator the basis on which the costs charged by him will be calculated. If required to do so by the Arbitrator, each of the parties agrees to pay one-half of the Arbitrator's reasonable estimate of such costs into a trust account maintained by Harrison, Elwood, counsel to the Seller, out of which trust deposit the Arbitrator shall be paid upon completion of the arbitration.

                               Schedule L - Page 3


2. The Arbitrator shall be instructed by the parties that time is of the essence in these proceedings, and he shall be requested to make a determination of the current market value of the Real Property, and to the extent reasonably possible, to do so within thirty (30) days of the submission of this matter to him for arbitration.

3. The arbitration shall take place in London, Ontario.

4. The arbitration award shall (a) be given in writing and shall be final and binding on the Seller and the Buyer, (b) not subject to any appeal, and (c) deal with the question of costs of arbitration on the basis that each of the Seller and the Buyer shall be responsible for one-half of such costs.

5. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such count for a judicial recognition of the award or an order of enforcement as the case may be.

6. In exercising his expertise as a real estate appraiser, the Arbitrator shall be instructed (and shall agree) to take the information contained in each of the following reports into account in making his determination of the current market value of the Real Property:


         a. A written copy of the Valco Appraisal, together with such support documentation as Valco, acting reasonably, deems necessary and appropriate in support thereof.

         b. A written copy of the Egerton Appraisal, together with such support documentation as Egerton, acting reasonably, deems necessary and appropriate in support thereof.

                               Schedule L - Page 4


         c. A written copy of the Phase 1 environmental report in respect of the Real Property dated March, 1998 prepared by Trow Consulting Engineers Ltd. ("Trow") at the request of the Buyer.

         d. The Arbitrator shall have full access to review the premises receive such further submissions from each of Valco, Egerton and Trow as he may request in writing, with written notice to each of the Buyer and Seller.

7. Regardless of the current market value for the Real Property determined by the Arbitrator under this arbitration, for purposes of adjustments to the Purchase Price contemplated by section 2 of this agreement:

         a. if the current market value for the Real Property made by the Arbitrator is $500,000.00 or less, then it shall be deemed to be $500,000.00; and

         b. if the current market value for the Real Property made by the Arbitrator is $900,000.00 or more, then it shall be deemed to be $900,000.00.

8. Upon the Arbitrator rendering his decision, the Seller and the Buyer agree to adjust the Purchase Price to an amount equal to the current market value for the Real Property as so determined by the Arbitrator under section 6 of this Agreement, and:

         a. if the current market value for the Real Property as determined by the Arbitrator (the "Appraised Value") is less than $750,000.00, then the Seller shall pay to the Buyer the difference between the Appraised Value (subject to the application of the limitation set in section 7 hereof) and $750,000.00;

                               Schedule L - Page 5


         b. if the Appraised Value is more than $750,000.00, then the Buyer shall pay to the Seller the difference between the Appraised Value (subject to the application of the limitation set in section 7 hereof) and $750,000.00; and

         c. if the Appraised Value is $750,000.00, the dispute shall be at an end and neither the Buyer nor the Seller shall be obligated to the other, subject only to their respective obligations to the Arbitrator for any costs awarded by him.

Any payment by the Buyer and the Seller, as the case may be, shall be made to the Seller and the Buyer, as the case may be, by the earlier of:

         a.       April 30,1998; and,

         b. The date on which final adjustments are completed of a certain asset purchase agreement of even date to which this Agreement relates.

          IN WITNESS WHEREOF the parties hereto have hereunto duly executed this

                               Schedule L - Page 6


Agreement as of the day and year first above written.


                           DOMINION AUTOMOBILE ASSOCIATION LIMITED


                           Per:
                                -----------------------------------------------
                                    Name:   David Blakely
                                    Title:  Director
                                    I have authority to bind the Corporation

      WESTMINSTER MERCANTILE INC.              HARRISON, ELWOOD

      Per:  ______________________________     Per: __________________________
            Name: Robert W. Trollope                   Peter Lockyer, Partner
            Title: President
      I have authority to bind the Corporation

                              Schedule L - Page - 7



                                  SCHEDULE "A"


                                 APPRAISER LIST


1.       L.J. Simmons Group Inc. - London, Ontario

2.       Charles Abromaitis - London, Ontario

                  THIS AGREEMENT made as of the 28th day of February, 1998.

BETWEEN:

           DOMINION AUTOMOBILE ASSOCIATION LIMITED, a

           corporation duly incorporated under the laws of Canada,

          (hereinafter called the "Purchaser")

                                                              OF THE FIRST PART

                                and
                            MR. ROBERT TROLLOPE, of the City of London, in the Province of Ontario,

         (hereinafter called the "Vendor")

                                    OF THE SECOND PART

RECITALS:

A. The Vendor is the beneficial and registered owner of 10 common shares (hereinafter called the "Purchased Shares") in the capital of National Automobile Association Inc., a corporation incorporated pursuant to the laws of Canada (hereinafter called "National"); and

B. The Purchaser has agreed to purchase, and the Vendor has agreed to sell, the Purchased Shares, in accordance with the terms and conditions herein set forth;


         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Shares to be Purchased and Sold. Subject to the terms and conditions hereof, the Vendor hereby agrees to sell, assign and transfer to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor as of the Time of Closing (as hereinafter defined) the Purchased Shares.

2. Purchase Price. The purchase price payable for the Purchased Shares shall be one dollar ($1.00).

3. Payment of the Purchase Price. The purchase price for the Purchased Shares shall be paid and satisfied by delivery of the sum of One ($1.00) Dollar in cash to the Vendor, or as be shall direct.

4. Representations and Warranties. The Vendor hereby represents and warrants to the Purchaser as follows and hereby acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares:

         (a) National has been incorporated and organized and is validly subsisting under the laws of Canada;

         (b) the authorized capital of National consists of an unlimited number of common shares of which, as of the date hereof, 10 common shares (and no more) have been issued and are outstanding;

         (c) the Purchased Shares are now and will be at the Time of Closing (as defined in paragraph 5 hereof) beneficially owned by the Vendor with good and marketable title, free of all liens, charges and other encumbrances whatsoever;

         (d) no person, firm or corporation has now or will have at the Time of Closing (as defined in paragraph 5 hereof) any agreement (other than this agreement) or option or right capable of becoming an agreement or option for the purchase from the Vendor of any of the Purchased Shares;

         (e) the Balance Sheet attached hereto as Schedule "A" presents fairly the assets, liabilities and financial condition of National as at the date of the Balance Sheet; and

         (f) National has not carried on any active business since approximately 1988.

5. Closing. The closing of the sale and purchase of the Purchased Shares shall take place at such time and date as the Purchaser and Vendor may determine, the actual day when such closing is to take place being herein referred to as the "Day of Closing" and the actual time when such closing is to take place being herein referred to as the "Time of Closing".

6. General.

6.1 The representations and warranties herein contained shall survive the closing of the sale and purchase of the Purchased Shares and shall continue in full force and effect for the benefit of the Purchaser provided, however, that no claim in respect thereof shall be valid unless it is made within a period of one year of the Day of Closing.

6.2 The Vendor covenants to do, or cause to be done, all acts, deeds or things necessary to complete the transaction of purchase and sale of the Purchased Shares herein provided for so that following closing, the Purchaser may be the beneficial holder of the Purchased Shares, including without limitation the delivery to the Purchaser of a certificate or certificates representing the Purchased Shares duly endorsed for transfer, and causing the transfer of such shares to be duly and validly recorded on the books of National in the name of the Purchaser.

6.3 The provisions of this agreement shall enure to the benefit of and shall be binding upon the successors and assigns of each of the Vendor and the Purchaser.



                     DOMINION AUTOMOBILE ASSOCIATION LIMITED


                                     Per:

                                              Duly Authorized Officer

                                              _________________________________
                                              Robert W. Trollope

                     NATIONAL AUTOMOBILE ASSOCIATION LIMITED

                               FINANCIAL STATEMENT


                           YEAR ENDED NOVEMBER 30 1996





ASSETS

         CASH                                                    $100.00

LIABILITIES
                                                                    0.00


EQUITY

         COMMON SHARES                                           $100.00

                     NATIONAL AUTOMOBILE ASSOCIATION LIMITED

                                INCOME STATEMENT

                          YEAR ENDED NOVEMBER 30, 1996


REVENUES                                                          0.00

EXPENSES                                                          0.00

PROFIT                                                            0.00